Exhibit 99.4

SEA HOLDINGS I, LLC

AND

ZHONGHONG HOLDING CO., LTD.

CENTER CONCEPT & PRELIMINARY DESIGN SUPPORT

AGREEMENT

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	EFFECTIVE DATE	11
3.	EXCLUSIVITY	11
4.	SEAWORLD’S OBLIGATIONS	12
5.	ZH OBLIGATIONS	13
6.	INDEPENDENT CONTRACTOR	15
7.	LIAISON	15
8.	SEAWORLD OPTION	15
9.	VARIATIONS	16
10.	COMPENSATION AND EXPENSES	17
11.	INSURANCE	19
12.	INDEMNITIES	20
13.	LIABILITY	22
14.	INTELLECTUAL PROPERTY	23
15.	REPRESENTATIONS AND WARRANTIES	26
16.	FORCE MAJEURE	26
17.	TERM, SUSPENSION AND TERMINATION	27
18.	GOVERNING LAW	30
19.	RESOLUTION OF DISPUTES	31
20.	NOTICES	32
21.	MISCELLANEOUS	33
22.	AUTHORIZED REPRESENTATIVES	41
SCHEDULE 1 CENTER LICENSE AGREEMENT – MATERIAL TERMS		2

i

CONFIDENTIAL        CENTER CONCEPT & PRELIMINARY DESIGN SUPPORT AGREEMENT EXECUTION VERSION

THIS CENTER CONCEPT & PRELIMINARY DESIGN SUPPORT AGREEMENT is effective as of the Effective Date.

BETWEEN:

(1)	SEA HOLDINGS I, LLC, a Florida limited liability company formed in the United States of America with its address at 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819, the United States of America (“SeaWorld”), which is a wholly-owned subsidiary of SeaWorld Entertainment, Inc.; and

(2)	ZHONGHONG HOLDING CO., LTD., a company incorporated in the People’s Republic of China with its address at No. 271 Huishui Road, Suzhou City, Anhui Province, People’s Republic of China (“ZH”).

WHEREAS:

(A)	SeaWorld and Affiliates of SeaWorld have a globally recognized brand-name and family-themed entertainment suite of Theme Parks, Interactive Parks, Waterparks and products, together with the ownership/license of certain intellectual property and trade secrets, various animals, and the knowledge and experience to design, develop and operate Theme Parks, Interactive Parks and Waterparks, including zoological expertise to provide and care for animals, and technical expertise for the development and operation of such parks.

(B)	SeaWorld and Affiliates of SeaWorld have a long and proud tradition of working to protect and enhance marine mammals and endangered species through, among other things, SeaWorld’s ownership of facilities in the USA in which marine mammals are publicly displayed and where, every year, millions of visitors are treated to direct educational experiences with these magnificent creatures that leave the public with a greater appreciation of the need for the protection and the conservation of these marine mammals and their habitats. Recently, SeaWorld announced the phasing out of theatrical performances featuring orcas and that the orcas in its care will be the last generation of SeaWorld orcas.

(C)	SeaWorld’s work with marine mammals and endangered species in collaboration with some of the world’s most renowned scientists has led to breakthroughs in reproductive biology, animal husbandry, rescue, recovery and rehabilitation of marine mammals, and species conservation.

(D)	ZH is, among other things, a leading leisure asset developer in the Territory and wishes to design, develop, own and operate certain Centers within the Territory.

(E)	The Parties have simultaneously entered into a Park Exclusivity and Concept Design Agreement which establishes the basic framework for their collaboration in the planning, site selection, design and development of certain Theme Parks, Interactive Parks, Waterparks and includes certain exclusivity arrangements with respect to the development of theme parks, Interactive Parks and waterparks in the Territory upon the terms set out therein.

(F)	The Parties wish to establish the basic framework pursuant to which SeaWorld shall provide certain Services with respect to the design of Centers that ZH is initially planning to design, develop and operate inside the Territory.

(G)	Both Parties are committed to maximizing the health and well-being of any animals housed within the Centers.

(H)	It is contemplated that during the Term and subject to certain conditions, SeaWorld shall have the option to apply its brand to such Centers on terms to be agreed between the Parties.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter contained, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following capitalized words, terms and phrases used in this Agreement, including in the preamble, recitals, schedules, appendices and exhibits hereto, shall have the meanings set forth in this Clause 1.1:

“Affiliate” means in relation to a Person, any other entity which directly or indirectly Controls, is Controlled by, or is under direct or indirect common Control with such Person (including, with respect to ZH, Zhonghong Zhuoye Group Co. Ltd.).

“Agreement” means this agreement together with the schedules and appendices to it.

“Anti-Corruption Laws” is defined in Clause 21.23(a) (Anti-Corruption Laws).

“Applicable Law” means any decree, resolution, law, statute, act, ordinance, rule, directive (to the extent it has the force of law), order, treaty, code or regulation as enacted, issued or promulgated, or any interpretation thereof by a Governmental Instrumentality having jurisdiction over the matter in question, that is publicly available or of which the Party to which such Applicable Law applies has actual knowledge, including amendments, modifications, extensions, replacements and re-enactments thereof.

“Applicable Legal Requirements” means all Applicable Laws and Governmental Authorizations and any injunction (if applicable) or final non-appealable judgment of any Governmental Instrumentality having jurisdiction over the matter in question.

“Base Travel Stipend” is defined in Clause 10.1(b) (Consulting Fees).

“Brand Option” is defined in Clause 8.1 (SeaWorld Option).

“Business Day” means a day on which banks are generally open for business in Beijing, PRC and in New York City, New York, USA.

“Center” means a primarily terrestrial or marine animal based indoor “gated” family entertainment facility center that:

(a)	includes themed attractions as well as retail and food and beverage venues;

(b)	has a target annual attendance level of approximately two-hundred thousand (200,000) to one million two-hundred thousand (1,200,000) visitors; and

(c)	is sized between five thousand squared meters (5,000m2) and twenty-five thousand squared meters (25,000m2).

For the avoidance of doubt, this does not include indoor gated family entertainment facility centers primarily based on fictional (including fictional characters portrayed by real animals) or mythological animals (e.g., “the Monkey King”).

“Center License Agreement” means, with respect to a Development, the license agreement that may be entered into with respect thereto in accordance with Clause 8.1 (SeaWorld Option).

“Change in Law” means any of the following events occurring after the date of signature of this Agreement:

(a)	a change or repeal of an existing Applicable Law;

(b)	an enactment or making of any new Applicable Law; or

(c)	a change in the manner in which an Applicable Law is applied by a Governmental Instrumentality or in the application or interpretation thereof by a Governmental Instrumentality.

“Commercially Reasonable Efforts” means taking such steps and performing in such a manner as a well-managed company would undertake where such company was acting in a determined, prudent and reasonable manner to achieve the particular result for its own benefit; provided, that such efforts will not include any obligation to threaten to commence or commence litigation against, any Third Party.

“Concept and Preliminary Design” means, for a Development, a conceptual design and master plan for the Development which shall consist of preliminary drawings, renderings, narratives, programs and other documents including site plans, in-center and out-of-center circulation plans, massing plans and sections, elevations, thematic statements for the overall center along with each realm and individual rides and attractions contained therein, full color renderings depicting the look and feel of the overall center and realms within each center, illustrations and sketches of major rides and attractions, programmatic documentation detailing the size and capacity of the center and all elements therein, preliminary capital and operating cost estimates including labor and utility costs; and may include some combination of study models, perspective sketches or digital modeling.

“Confidential Information” is defined in Clause 21.10 (Confidentiality).

“Construction Commencement Notification” is defined in Clause 8.1 (SeaWorld Option).

“Control” means that a Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting shares, by contract or otherwise, and “Controls” and “Controlled” shall be interpreted accordingly.

“Day” means the twenty-four (24) hour period beginning at 00:00:00 PRC time and ending at 23:59:59 PRC time.

“Design Firm” means:

(a)	The Hettema Group, with its address at 67 Valley Street, Pasadena, CA 91105, USA; or

(b)	such other design consultant as selected by ZH.

“Development Analysis” means, with respect to each Development:

(a)	market analysis;

(b)	detailed site evaluation and site plan development;

(c)	development of a preliminary development budget including estimated cost of construction;

(d)	development of a preliminary schedule for design and construction;

(e)	development of a preliminary operating and business plan/pro forma including a description of operating and staffing requirements and practices, and estimated costs and revenues; and

(f)	assessment and planning for required transportation and other infrastructure improvements.

“Developments” means:

(a)	the Primary Center; and

(b)	each Qualifying Center,

and each individually a “Development”.

“Disclosing Party” is defined in Clause 21.10 (Confidentiality).

“Dispute” is defined in Clause 19.1 (Amicable Settlement).

“Dispute Notice” is defined in Clause 19.1 (Amicable Settlement).

“Effective Date” is defined in Clause 2 (Effective Date).

“Event of Termination” means:

(a)	the failure by a Party to make any undisputed payment under this Agreement within thirty (30) Days of the Day by which such amount should have been paid in accordance with the terms of this Agreement;

(b)	the occurrence of any of the following events:

(i)	any representation or warranty made or deemed to be repeated by a Party to this Agreement is not (or was not) correct in any material respect as of the date made or deemed made;

(ii)	other than where the breach occurs as a consequence of a breach by the other Party which is not cured within any applicable cure period, or constitutes an Event of FM, a breach by a Party of any of its other material obligations under this Agreement;

(iii)	a Party experiences an event, fact, matter, circumstance, condition or change as a result of the action or inaction of, which dishonesty is an element, of any officer or director which materially and adversely affects, or could reasonably be expected to materially and adversely affect the business, operations, assets, liabilities, condition (whether financial, trading or otherwise), prospects or results of operation of the Party and its Affiliates, taken as a whole;

(iv)	Insolvency of a Party;

(v)	SeaWorld is Controlled by a SEA Restricted Third Party or a SEA Restricted Third Party acquires all or substantially all of the assets of SeaWorld; or

(vi)	ZH is Controlled by a ZH Restricted Third Party or a ZH Restricted Third Party acquires all or substantially all of the assets of ZH.

“Event of FM” shall mean any event beyond the reasonable control of a Party, the occurrence of which could not have been reasonably foreseen at the date of signature of this Agreement, including, but not limited to, a Change in Law, war whether declared or not, revolution, riot, insurrection, strikes (excluding strikes by employees of the affected Party or any subcontractor thereof, unless such strike is part of a wider industrial dispute affecting other employers), civil commotion, invasion, armed conflict, hostile act of a foreign enemy, blockade, embargo, act of terrorism, sabotage, civil disturbance, radiation, biological or chemical contamination, ionizing radiation, explosion, fire, epidemic, cyclone, tidal wave, landslide, lightning, earthquake, flood, volcanic eruption, other natural disaster or calamity of any kind and any other similar event.

“First Party” is defined in Clause 21.19 (Set-off and Double Recovery).

“FM Termination Notice” is defined in Clause 17.4(c) (Termination following a Prolonged Event of FM).

“Governmental Authorizations” means permits, licenses, consents, authorizations, approvals, registrations, grants, acknowledgments or agreements as required by Applicable Law or as otherwise required from applicable Governmental Instrumentalities, in relation to the performance by each Party of its obligations under this Agreement.

“Governmental Instrumentality” means the decision-making legal authority or authorities of a governmental jurisdiction whether located in the USA, the Territory or otherwise that can approve or deny the ability of the Parties to fulfill their obligations under this Agreement, and shall include a federal, state, county, provincial or municipal government or political subdivision thereof, a governmental or quasi-governmental ministry, legislative body, agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, public utility or government-controlled corporation or entity, solely to the extent such corporation or entity is charged with performing governmental functions.

“Indemnitee” is defined in Clause 12.3 (Indemnification Procedures).

“Indemnitor” is defined in Clause 12.3 (Indemnification Procedures).

“Insolvency” means, with respect to a Party, that any of the following events occur:

(a)	any legal proceedings are started by a Party or a Third Party, which in either case are not frivolous or vexatious, for the winding-up, dissolution, administration, bankruptcy or reorganization of the Party or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee, bankruptcy trustee or similar officer of the Party or all or substantially all of the Party’s property, undertaking or assets, which have not been set aside or stayed within one hundred and eighty (180) Days;

(b)	any order or judgment is made for the winding-up, dissolution, administration, bankruptcy or reorganization of the Party or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee, bankruptcy trustee or similar officer of the Party or all or substantially all of the Party’s property, undertaking or assets, which order or judgment has not been set aside or stayed within one hundred and eighty (180) Days;

(c)	the Party is unable to or admits in writing its inability to pay its debts as they fall due, commences negotiations with its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of, or a composition with, its creditors;

(d)	any execution, distress or other process is levied against, sued out against or enforced upon, or an encumbrancer or creditor takes possession of, all or substantially all of the assets of the Party, which has not been set aside or stayed within one hundred and eighty (180) Days; or

(e)	any event analogous to the events described in paragraphs (a) through (d) of this definition;

“Intellectual Property” means any and all rights available under patent, copyright, trade mark, service mark, trade name, product configuration, industrial design, or trade secret law or any other statutory provision or common law doctrine with respect to designs, formulas, algorithms, procedures, methods, techniques, ideas, Know-How, programs, subroutines, tools, inventions, creations, improvements, works of authorship, other similar materials, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the foregoing, in any form whether or not specifically listed herein, which may subsist in any part of the world, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights for their full term.

“Interactive Park” means “gated” parks where close and extended interactions with marine or terrestrial animals is core to the visitor experience, including SeaWorld’s “Discovery Cove” park in Orlando, Florida and parks substantially similar thereto.

“Know-How” means know-how including knowledge, experience and technical information.

“Loss” means any loss, damage, penalty, fine, liability, cost or reasonable out of pocket expense of whatsoever kind (including reasonable and documented attorneys’ fees and expenses (if recoverable at law)), court or arbitral tribunal fees or any insurance deductibles under the relevant insurance policies.

“Middle East” means Algeria, Bahrain, Cyprus, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Libya, Lebanon, Morocco, Oman, Palestine, Qatar, Saudi Arabia, Syria, Tunisia, Turkey, United Arab Emirates and Yemen.

“North America” means the United States of America, Canada, Mexico and the countries of the Caribbean and Central America.

“Option Election Notice” is defined in Clause 8.1 (SeaWorld Option).

“Parties” means, collectively, ZH and SeaWorld, and “Party” means either of them.

“Permitted Recipients” is defined in Clause 21.10(c) (Permitted Recipients).

“Person” means any individual, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Instrumentality, or other entity.

“PRC” means the People’s Republic of China.

“President” is defined in Clause 19.2(b)(i) (Arbitration).

“Primary Center” means the first Center for which ZH has engaged Project Consultants to develop a Concept and Preliminary Design.

“Project” means the development of the Development Analysis and Concept and Preliminary Design of the Developments pursuant to this Agreement.

“Project Consultants” means the Design Firm, Specialty Consultants and such other third-party design firms, contractors, project managers and similar parties needed for the Development Analysis and the Concept and Preliminary Design of the Developments, and, for the avoidance of doubt, neither SeaWorld nor any of SeaWorld’s Affiliates shall be deemed to be a Project Consultant.

“Project IP” is defined in Clause 14.1 (Ownership of Intellectual Property).

“Project Materials” is defined in Clause 14.2(a) (Provision and License of SeaWorld Know-How and other SeaWorld IPR).

“Qualifying Center” means a Center, the Concept and Preliminary Design and Development Analysis for which is substantially similar to the Primary Center.

“Receiving Party” is defined in Clause 21.10(a) (Confidential Information).

“Registration Action” is defined in Clause 14.1(e) (Ownership of Intellectual Property).

“Rules” is defined in Clause 19.2(b)(i) (Arbitration).

“SEA Restricted Third Party” means:

(a)	any international park owner, developer or operator which owns, develops or operates theme parks, Interactive Parks or waterparks and such activities form a core, or significant portion of the, business of the park owner, developer or operator;

(b)	any diversified Chinese company or Chinese real estate developer, which develops and operates theme parks, Interactive Parks or waterparks in the Territory;

(c)	an entity that either Party cannot legally conduct business with (e.g., is listed on an official sanctions list).

“SeaWorld” means:

(a)	the person defined in the Preamble as SeaWorld; and

(b)	SeaWorld’s legal successors and permitted assigns and novatees of all of SeaWorld’s interest in the Agreement.

“SeaWorld Know-How” is defined in Clause 14.2(a) (Provision and License of SeaWorld Know-How and other SeaWorld IPR).

“SeaWorld IPR” is defined in Clause 14.1(a) (Ownership of Intellectual Property).

“SeaWorld Parks” means a Theme Park, Waterpark, Interactive Park, leisure asset, visitor attraction or entertainment venue, other than the Licensed Centers, owned or operated by SeaWorld, its Affiliates or third parties under license from SeaWorld or its Affiliates, anywhere in the world.

“SeaWorld Party” means each of SeaWorld and its Affiliates, and their respective directors, officers, employees, agents and representatives.

“SeaWorld Variation Confirmation” is defined in Clause 9.2 (Variations).

“SeaWorld Variation Request” is defined in Clause 9.5 (Variations).

“SeaWorld Representative” means the representative of SeaWorld appointed in accordance with Clause 22(a) (Authorized Representatives).

“Second Party” is defined in Clause 21.19 (Set-off and Double Recovery).

“Services” is defined in Clause 4.2 (SeaWorld’s Obligations).

“Specialty Consultants” means consultants that have been retained to (a) program and design a Development that has a significant zoological component, (b) design animal habitats and support areas within a Development or (c) design structures and systems for such habitats and support areas. Such Specialty Consultants may include exhibit architects, structural engineers, mechanical engineers, electrical engineers, animal life support engineers, lighting designers and acoustical engineers that, in each case, are engaged for the purposes set forth in subclauses (a) – (c) of this definition.

“Term” is defined in Clause 17.1 (Term of Agreement).

“Territory” means PRC, the Special Administrative Region of Macau, Taiwan and the Special Administrative Region of Hong Kong.

“Theme Park” means any “gated” theme park which is predominantly themed to, and exhibits, live terrestrial or marine animals and whose attractions are predominantly composed of entertainment and amusement elements (e.g., amusement rides and stage shows) as opposed to solely animal displays, including SeaWorld’s “SeaWorld® Orlando”, “SeaWorld® San Antonio”, “SeaWorld® San Diego”, “Busch Gardens Tampa” and “Busch Gardens Williamsburg” theme parks and theme parks substantially similar thereto.

“Third Party” means any Person other than a Party or the SeaWorld Parties and the ZH Parties.

“USA” means the United States of America.

“US$”, “USD” or “US Dollars” means USA Dollars, the lawful currency of the USA.

“Variation” means a material increase, modification or revision to the scope of the Services or any material deviation to the manner or sequence in which the Services are to be performed.

“Variation Costs” is defined in Clause 9.2(c) (Variations).

“Waterpark” means any “gated” waterpark that includes distinguishing displays of live terrestrial or marine animals, including SeaWorld’s “Aquatica” waterparks and waterparks substantially similar thereto.

“ZH” means:

(a)	the person defined in the Preamble as ZH; and

(b)	ZH’s legal successors and permitted assigns and novatees of ZH’s interest in the Agreement.

“ZH Improvements” means all enhancements or modifications to any technology made solely by ZH within the PRC during the Term and which are deemed to be technology improvements pursuant to the Regulations of the People’s Republic of China for Administration of the Import and Export of Technology. For the avoidance of doubt, ZH Improvements do not include any improvement or innovation to any technology: (i) made solely or jointly by SeaWorld or any Person other than ZH or its Affiliates anywhere in the world; (ii) made by any Person outside of the PRC; or (iii) not made pursuant to the license granted under Clauses 14.2(b) or 14.2(c) (Provision and License of SeaWorld Know-How and other SeaWorld IPR). Notwithstanding the foregoing, for the purpose of this definition, the following shall be expressly excluded from ZH Improvements: improvements to, or derivative works of, (x) business methods or business operations, (y) copyrights (other than software), and (z) trade secrets other than technology trade secrets.

“ZH IPR” is defined in Clause 14.1(a) (Ownership of Intellectual Property).

“ZH Party” means each of ZH and its Affiliates, a Project Consultant, and their directors, officers, employees, agents and representatives.

“ZH Representative” means the representative of ZH appointed in accordance with Clause 22(b) (Authorized Representatives).

“ZH Restricted Third Party” means:

(a)	any international park owner, developer or operator which owns, develops or operates theme parks, Interactive Parks or waterparks and such activities form a core, or significant portion of the, business of the park owner, developer or operator;

(b)	any Third Party with a reputation for (or history of) repeated disregard for the health and welfare of animals, such that a relationship with such Third Party would reasonably be expected to have a material adverse impact of SeaWorld’s or ZH’s general reputation for animal safety and welfare; or

(c)	an entity that either Party cannot legally conduct business with (e.g., is listed on an official sanctions list).

“ZH Variation Request” is defined in Clause 9.1 (Variations).

1.2	Rules of Interpretation

Unless the context of this Agreement otherwise requires:

(a)	words of any gender include each other gender;

(b)	references to a person include an individual, a body corporate and an unincorporated association of persons;

(c)	words using the singular or plural number also include the plural or singular number, respectively;

(d)	the terms “herein”, “hereby”, “hereto” and similar words refer to this entire Agreement and do not refer to any particular Clause, paragraph, or Schedule or any other subdivision of this Agreement;

(e)	references to “Clause”, “paragraph”, or “Schedule” are to the Clauses, paragraphs, and Schedules, respectively, of this Agreement;

(f)	unless otherwise defined, terms used in the theme park, waterpark and leisure industry shall be interpreted in accordance with their generally understood meaning in that industry;

(g)	the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;

(h)	the descriptive headings in this Agreement, including the cover page and table of contents, are for convenience of reference only and not for purposes of construction or interpretation of its provisions;

(i)	references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, supplemented or otherwise modified and in effect from time to time and shall include a reference to any document which amends, modifies, supplements, or has otherwise modified it, or is entered into, made or given pursuant to or in accordance with its terms;

(j)	references to any Schedule shall be construed as a reference to such Schedule as may be amended, supplemented or otherwise modified from time to time;

(k)	whenever this Agreement refers to a number of Days, such number shall refer to calendar days unless Business Days are specified;

(l)	where an obligation of a Party to make payment under this Agreement, as a result of the calculation of time, falls on a Day other than a Business Day, such time for performance shall be extended to the next Business Day; and

(m)	all periods of time shall be based on, and computed according to, the Gregorian calendar and any reference to a time of Day shall be construed as a reference to the time of Day in Beijing, the PRC.

2.	EFFECTIVE DATE

2.1	This Agreement shall become effective as of the date (the “Effective Date”) upon which:

(a)	this Agreement has been executed and delivered (in person, by electronic mail or otherwise) by both of the Parties hereto; and

(b)	each Party confirms to the other in writing that all necessary corporate approvals have been obtained with respect to the transactions contemplated by this Agreement.

3.	EXCLUSIVITY

3.1	Subject to Clause 3.4, SeaWorld shall not (and shall procure that its Affiliates shall not) enter into any agreement or discussions regarding the development or operation of, or license of intellectual property to, any Centers in the Territory, other than with ZH and its Affiliates during the Term.

3.2	Except as contemplated by this Agreement, ZH shall not (and shall procure that its Affiliates shall not) enter into any agreement or discussions regarding the development of any Centers in the Territory, other than with SeaWorld and its Affiliates during the Term. For the avoidance of doubt, nothing in this Clause 3.1 shall limit ZH’s ability to develop, operate or license Intellectual Property with respect to:

(a)	any theme park, Interactive Park or water park;

(b)	any botanical gardens of which animals are a part; or

(c)	zoos, safaris or aquariums whose attractions are predominantly animal displays and; provided, that prior to developing any of the foregoing venues in this subclause, during the Term, ZH shall first discuss with SeaWorld ways in which SeaWorld could be involved in such opportunity.

3.3	The Parties agree that following the end of the Term, the exclusivity arrangements between the Parties shall be on such terms set out in the Center License Agreement.

3.4	Notwithstanding Clause 3.1, ZH acknowledges that SeaWorld and its Affiliates have standing business relationships with Third Parties existing as of the date of signature of this Agreement for the provision of operations support, marketing of SeaWorld Parks located outside the Territory and ongoing business matters in the Territory. SeaWorld and its Affiliates shall be permitted to continue those relationships existing as of the date of signature of this Agreement and the continuation of such relationships in accordance with their terms consistent with established practice shall not be deemed a breach or default of this Agreement; provided that SeaWorld represents and warrants that no such relationship includes:

(a)	a license of Intellectual Property to a Third Party to develop Centers in the Territory; or

(b)	any commitment by SeaWorld or its Affiliates that could impair or interfere with SeaWorld’s performance of its obligations hereunder (including SeaWorld’s provision of the Services and SeaWorld’s non-compete obligations) or compete or conflict with the rights granted to ZH hereunder.

4.	SEAWORLD’S OBLIGATIONS

4.1	The Parties agree that SeaWorld shall only be obliged to provide the Services set forth in Clause 4.2 below with respect to the Primary Center and not more than two (2) Qualifying Centers during the Term. ZH further agrees that the Concept and Preliminary Design and Development Analysis for each Qualifying Centers shall be substantially similar to that for the Primary Center and therefore the Services that SeaWorld shall be required to provide with respect to such Qualifying Centers shall be limited to discrete consulting advice related to unique additional modular elements of such Qualifying Centers that are not materially different to the modular elements of the Primary Center.

4.2	Subject to Clause 4.1 above, SeaWorld shall perform and complete the Services set forth below (the “Services”):

(a)	provide support and advice with respect to the initial strategic planning stages of a Development or potential Developments;

(b)	review all interim and final Project Consultant work directly related to the Development Analysis and Concept and Preliminary Design for the Developments;

(c)	provide access to SeaWorld’s existing facilities and attractions as may be reasonably required for completion of the Concept and Preliminary Design for the Developments; provided that:

(i)	such access will be subject to SeaWorld’s safety and security procedures that generally apply to all Persons given access to the such facilities and attractions;

(ii)	SeaWorld acknowledges and agrees that such access shall not be exclusive to ZH and that SeaWorld shall provide such assistance as is reasonably required to coordinate ZH’s access to the facilities and attractions with any applicable contractors or other parties;

(iii)	ZH will reasonably cooperate with SeaWorld so as to allow SeaWorld to manage and coordinate ZH’s access to the facilities and attractions so that such access is minimally disruptive to the operation of such facilities and attractions; and

(iv)	ZH shall provide SeaWorld with reasonable advance written notice of its intent to access the facilities and attractions for the Developments and its purpose for such access in accordance with this Clause 4.2(c);

(d)	review and provide input with respect to any preliminary business plan prepared by ZH or its Project Consultants with respect to the Concept and Preliminary Design and the Development Analysis for the Developments;

(e)	provide such zoological and aquarium expertise as may be reasonably required for the Development Analysis and Concept and Preliminary Design for the Developments;

(f)	review and provide input with respect to any preliminary operational and staffing plan prepared by ZH or their Project Consultants with respect to the Developments; and

(g)	such other services as may from time to time be mutually agreed between ZH and SeaWorld in accordance with Clause 8.3 (Variations).

4.3	Subject to Clause 4.4 and Clause 5 (ZH Obligations) hereof, in performing the Services and its other obligations under this Agreement SeaWorld shall:

(a)	exercise that degree of knowledge, diligence, skill and care, which would:

(i)	reasonably be expected from a skilled and experienced owner of theme parks, Interactive Parks or waterparks engaged in services similar to the Services for a project of a similar size, scope and complexity to the Project; and

(ii)	be consistent with the manner in which SeaWorld would undertake such services for a project of a similar size, scope and complexity to the Project as if the Development were being designed for SeaWorld’s ownership, provided, however, that SeaWorld’s undertakings are subject to receipt of reasonable and diligent cooperation from ZH and its Project Consultants; and

(b)	provide all advice, consents, comments, approvals, instructions and certificates required from it under this Agreement in a reasonably timely manner.

4.4	Notwithstanding anything to the contrary in this Agreement, the Parties recognize that the Services and SeaWorld’s other obligations shall be provided by SeaWorld based on the expertise of its personnel and contractors and SeaWorld’s Know-How related to and experience with owning and operating its parks in the USA. Without prejudice to SeaWorld’s responsibility and liability for performance of the Services and SeaWorld’s other obligations, ZH acknowledges and agrees that neither SeaWorld nor any of its Affiliates shall, whether by approval, review, participation, selection, establishment of criteria, assistance or other similar action by SeaWorld under this Agreement assume any liability for:

(a)	the engineering or design of the Developments;

(b)	the construction or the structural integrity of the Developments; or

(c)	any payments or guaranty to any of the Project Consultants or any Third Parties.

5.	ZH OBLIGATIONS

5.1	ZH agrees that it shall designate, at its own expense, an experienced design team led by a project manager who shall be in charge of completing the design. The project team shall be suitably qualified and shall include Project Consultants with direct knowledge and experience in developing and designing facilities similar to the type of Development under consideration. ZH shall in a timely manner notify SeaWorld of the composition of the project team.

5.2	For the avoidance of doubt and notwithstanding anything to the contrary herein, the Parties acknowledge and agree that ZH shall be responsible for:

(a)	procuring the timely and diligent completion of the Concept and Preliminary Design and Development Analysis for the Developments at its sole cost; and

(b)	such other preliminary planning tasks as may be necessary with respect to the applicable Development, including:

(i)	discussions to formalize site acquisition;

(ii)	discussions with all Governmental Instrumentalities regarding preliminary Governmental Authorizations applicable to its performance of its obligations under this Agreement, including Governmental Authorizations in relation to the design of the Developments;

(iii)	discussions with potential debt and equity providers of debt and equity financing for the development and construction of the Development; and

(iv)	with assistance from SeaWorld, drafting a form letter that summarizes ZH’s relationship with SeaWorld, which letter ZH may present to Governmental Instrumentalities and financing sources.

5.3	ZH shall hire and manage, at its own cost and expense, Project Consultants to complete the design and Development Analysis. The cost for all such design and development work shall be paid by ZH.

5.4	ZH shall give SeaWorld reasonable access to all parts of the proposed sites of the Developments as reasonably required in order for SeaWorld to perform the Services and its other obligations under this Agreement, subject to ZH’s safety and security procedures that generally apply to all Persons given access to such sites. SeaWorld acknowledges and agrees that such access shall not be exclusive to SeaWorld and that ZH shall provide such assistance as is reasonably required to coordinate SeaWorld’s access to the proposed sites of the Developments with the applicable contractors, utility providers, or other parties. SeaWorld will reasonably cooperate with ZH so as to allow ZH to manage and coordinate SeaWorld’s access to the proposed site of the Developments so that such access is minimally disruptive to the work being performed by ZH’s contractors, utility providers and other parties. SeaWorld shall provide ZH with reasonable advance written notice of its intent to access parts of the proposed sites for the Developments and its purpose for such access in accordance with this Clause 5.4.

5.5	ZH shall, without charge:

(a)	provide SeaWorld with access to Project Consultants; provided, that SeaWorld shall:

(i)	reasonably cooperate with ZH so as to allow ZH to manage and coordinate SeaWorld’s access to Project Consultants so that such access is minimally disruptive to the work being performed by such Project Consultants, ZH’s contractors, utility providers and other parties

(ii)	provide ZH with reasonable advance written notice of its intent to access Project Consultants in accordance with this Clause 5.5(a); and

(iii)	provide ZH with a report on any material matters discussed if ZH elects not to participate in such discussions; and

(b)	furnish to SeaWorld in a timely manner all such information, data, drawings and documents as are in the possession or control of ZH;

in each case, as SeaWorld may reasonably require in order to enable it to perform the Services or its other obligations under this Agreement.

6.	INDEPENDENT CONTRACTOR

6.1	SeaWorld will act solely as an independent contractor in performing the Services and its other obligations under this Agreement, and nothing in this Agreement will at any time be construed as creating the relationship of employer and employee, principal and agent, partners or joint venturers between ZH and SeaWorld, or ZH’s and SeaWorld’s officers, directors, partners, managers, employees or agents.

6.2	Save as expressly provided for in this Agreement, no Party shall have any authority whatsoever to act on the other Party’s behalf or to purport to bind the other Party to Third Parties without first obtaining the prior written consent of the other Party.

6.3	Notwithstanding anything to the contrary in this Agreement, upon prior written notice to ZH, unless ZH reasonably objects after receiving written notice thereof, SeaWorld may, at SeaWorld’s sole cost, subcontract with Third Parties to provide support for discrete aspects of the Services required to be performed by it under this Agreement, provided that SeaWorld shall remain responsible for the performance of the Services in accordance with this Agreement.

7.	LIAISON

7.1	The Parties shall liaise regularly and schedule and attend coordination, planning, scheduling, review and status update meetings, whether hosted by ZH, SeaWorld, or any Project Consultant under their direct or indirect control. Commercially Reasonable Efforts by both Parties shall be made to coordinate such meetings and communicate critical milestones in advance so each Party has reasonable opportunity to participate in meetings, review documentation, and provide input.

7.2	The Parties will use their Commercially Reasonable Efforts to make necessary arrangements for senior executive personnel of the Parties to meet (in person, by telephone, by audio or video conference, or by any other available technology) periodically for the purpose of exchanging views with respect to significant developments and trends and issues relating to any Developments and for ZH to update SeaWorld on any material discussions with Governmental Instrumentalities regarding Governmental Authorizations in relation to the design of the Developments.

7.3	English language shall be used for and in connection with all Project documentation that SeaWorld has the right or obligation to review hereunder, including correspondence, contracts, plans, specifications, standards, and notifications between all Parties, unless required otherwise by law, and in which case an English language translation shall be provided to SeaWorld.

8.	SEAWORLD OPTION

8.1	Subject to Clause 8.3, with respect to each Development during the Term:

(a)	no later than ninety (90) Days prior to the commencement of construction of such Development, ZH shall issue a notice to SeaWorld in writing informing SeaWorld of the expected commencement date of the construction of such Development together with a complete copy of the Development Analysis with respect to such Development (a “Construction Commencement Notification”); and

(b)	at any time up until one-hundred and eighty (180) Days prior to the end of the Term, SeaWorld shall have the right to notify ZH in writing (the “Option Election Notice”) that it wishes to apply the “SeaWorld” brand to the Development(s) (the “Brand Option”).

8.2	To the extent that SeaWorld exercises the Brand Option pursuant to Clause 8.1, ZH or an Affiliate of ZH and SeaWorld will use their Commercially Reasonable Efforts to enter into the Center License Agreement by the date falling one hundred and eighty (180) Days from the date of issuance of the Option Election Notice. The Center License Agreement shall reflect the material terms set forth in Schedule 1 (Center License Agreement – Material Terms).

8.3	If SeaWorld elects to exercise the Brand Option with respect to a Development:

(a)	SeaWorld shall be deemed to have exercised the Brand Option in respect of all future Developments and the Parties will work together diligently to structure the Center License Agreement to accommodate such future Developments;

(b)	to the extent that SeaWorld has any approval rights in the Center License Agreement, any planning or construction activities relating to the Project or any Center performed prior to entering such Center License Agreement shall be deemed to have SeaWorld’s approval in all respects; and

(c)	to the extent that ZH has commenced or completed the construction of a Development (including the process of obtaining any necessary permits from Governmental Instrumentalities) prior to the date the Parties enter into the Center License Agreement, ZH will use its Commercially Reasonable Efforts to (i) repurpose such Development as a SeaWorld branded Development and (ii) structure the Center License Agreement to accommodate such Development.

9.	VARIATIONS

9.1	ZH may at any time, by written notice to SeaWorld, request in any reasonable respect a Variation (a “ZH Variation Request”).

9.2	SeaWorld will consider each ZH Variation Request and promptly confirm in writing (a “SeaWorld Variation Confirmation”):

(a)	whether or not it is able to perform the proposed or affected Services in accordance with the ZH Variation Request;

(b)	if it is unable to perform the proposed or affected Services, how the ZH Variation Request could be amended so that SeaWorld is able to comply with the ZH Variation Request; and

(c)	the anticipated additional cost (the “Variation Costs”) and any effect on the program or schedule for the performance of any Variation, if any, which will be incurred by it if ZH decides to proceed with such Variation.

9.3	Upon receipt of a SeaWorld Variation Confirmation issued under Clause 9.2 or a SeaWorld Variation Request issued under Clause 9.5, ZH will promptly either:

(a)	confirm that the ZH Variation Request or SeaWorld Variation Request (as applicable) is instructed to be performed;

(b)	confirm that SeaWorld is not to proceed with the ZH Variation Request or SeaWorld Variation Request (as applicable); or

(c)	in the case of a SeaWorld Variation Request, propose amendments to such SeaWorld Variation Request for SeaWorld to consider and, if acceptable to SeaWorld, incorporate in a revised SeaWorld Variation Request.

9.4	ZH shall pay to SeaWorld, for the performance of any Variation which is confirmed in accordance with Clause 9.3, the applicable Variation Costs.

9.5	SeaWorld may at any time by written notice to ZH inform it of any circumstances that have arisen which may require a Variation and propose a form of variation request (a “SeaWorld Variation Request”) for such Variation together with the information required under Clause 9.2(c) which ZH shall consider in good faith and respond to in accordance with Clause 9.3.

9.6	Any Variation agreed to in writing by ZH in accordance with Clause 9.3 shall form part of the Services.

10.	COMPENSATION AND EXPENSES

10.1	Consulting Fees

(a)	In consideration of SeaWorld agreeing to the exclusivity arrangements herein and provide the Services and perform its other obligations under this Agreement until 31 December 2019, ZH shall pay SeaWorld:

(i)	for the period from the Effective Date until 30 June 2017, seven hundred fifty thousand US Dollars (US$750,000) within thirty (30) Days of the Effective Date;

(ii)	for the period from 1 July 2017 until 31 December 2017, seven hundred fifty thousand US Dollars (US$750,000) on or before 1 July 2017;

(iii)	for the period from 1 January 2018 until 30 June 2018, seven hundred fifty thousand US Dollars (US$750,000) on or before 1 January 2018;

(iv)	for the period from 1 July 2018 until 31 December 2018, seven hundred fifty thousand US Dollars (US$750,000) on or before 1 July 2018;

(v)	for the period from 1 January 2019 until 30 June 2019, five hundred thousand US Dollars (US$500,000) on or before 1 January 2019; and

(vi)	for the period from 1 July 2019 until 31 December 2019, five hundred thousand US Dollars (US$500,000) on or before 1 July 2019.

(b)	In addition to the fees payable to SeaWorld pursuant to Clause 10.1(a), ZH shall pay to SeaWorld a travel stipend (“Base Travel Stipend”) of one hundred thousand United States Dollars (US$100,000) per year (to be pro-rated for periods less than a full year), payable within thirty (30) Days of the Effective Date for the first year and on or prior to January 31 for each year thereafter for international and domestic travel.

(c)	SeaWorld shall otherwise be responsible for all third party costs (other than travel) incurred by SeaWorld in connection with the performance of the Services.

(d)	Notwithstanding the foregoing, in the event that SeaWorld is required to undertake more than eight (8) international manned trips per year or extraordinary travel (including, by way of example, multiple trips for the purpose of meeting with Governmental Instrumentalities or financing sources), the Parties agree to discuss in good faith reimbursement of travel expenses above and beyond the Base Travel Stipend.

All travel by SeaWorld’s personnel covered by the Base Travel Stipend (including for travel over and above that covered by the Base Travel Stipend, if mutually agreed) shall take place in accordance with the following guidelines and principles:

(i)	business class airfare for flights longer than six (6) hours;

(ii)	accommodation in four (4) star or better hotels; and

(iii)	daily living expenses equal to the U.S. Department of State foreign per diem allowance found at https://aoprals.state.gov/web920/per_diem.asp.

(e)	For the avoidance of doubt, the Parties hereby acknowledge and agree that at all times the Services are being performed hereunder:

(i)	for SeaWorld’s consulting advice and input into the Project based on its Know-How and knowledge related to its existing facilities of a similar nature; and

(ii)	for the Services (as described in Clause 4.1 (SeaWorld’s Obligations)) as opposed to itemizable deliverables related to each Service.

(f)	The Parties hereby acknowledge and agree that any payments made to SeaWorld pursuant to this Agreement are in respect of SeaWorld’s time, effort and availability in providing the Services and are made on a work for hire or similar basis.

10.2	Payment Details

(a)	All payments made under this Agreement shall be made on the date due if it is a Business Day, and where the date for payment does not fall on a Business Day, it shall be made on the next Business Day following the due date for payment. All payments to SeaWorld shall be wire transferred to SeaWorld as follows:

Account name:	SEA Parks & Entertainment International
Account number:	##############
Bank name:	Bank of America, N.A.
Bank address:	100 West 33rd Street, New York, NY 10001
SWIFT code:	BOFAUS3N

(b)

All taxes levied on SeaWorld in connection with this Agreement by any government or taxing authority shall be borne by SeaWorld. If any taxes are required to be withheld or deducted from payments to SeaWorld in accordance with Applicable Laws, ZH shall cooperate with SeaWorld to apply the lowest withholding tax rate for which SeaWorld is eligible under Applicable Laws and/or relevant tax treaty. ZH shall pay any amounts withheld by ZH in connection with this Agreement to the relevant tax authorities in a timely manner, and shall promptly furnish to SeaWorld a copy of an official receipt evidencing the payment in full of the amount so withheld or deducted by ZH. At the request of SeaWorld, ZH shall forward to SeaWorld a copy of any correspondence filed with government and taxing authorities directly relating to the reporting and/or payment of withholding taxes due on account of payments made to SeaWorld hereunder. ZH shall provide to SeaWorld such reasonable assistance as SeaWorld may request in connection with any claim by SeaWorld for a credit or refund of such withholding taxes. Each Party agrees to cooperate and work together with the other Party to minimize any taxes that may be payable pursuant to this Agreement, including making efforts to establish the most tax efficient and optimal transaction structures. ZH acknowledges that the terms set out in this paragraph (b) are specific to this Agreement and both Parties shall negotiate in good faith the appropriate terms related to taxation in the Center License Agreement(s).

(c)	In the event that any payment due under this Agreement is not paid within thirty (30) Days after the date due, and without limiting any other remedy of SeaWorld, ZH shall pay SeaWorld interest thereon at a rate equal to the United States prime rate, as reported from time to time in The Wall Street Journal or any successor publication, plus two percent (2%) per annum (or, if less, the maximum permissible by law) and calculated from the date on which such payment was due until the date on which such payment was paid.

(d)	ZH undertakes to:

(i)	apply for approvals to the relevant authorities for the relevant payments in accordance with the provisions of this Agreement;

(ii)	ensure that no delay in payment will occur for reasons attributable to ZH; and

(iii)	use its best efforts to ensure that payment is made as soon as possible, including promptly signing all documents and taking all actions required by the relevant authorities for approving the relevant payments.

11.	INSURANCE

11.1	Insurance Requirements

(a)	ZH, at its sole cost and expense, shall obtain and maintain in effect, or procure the obtaining and maintenance in effect of, at a minimum, general liability insurance in accordance with good industry practice with insurers rated A- by A.M. Best Company or Standard & Poor’s or higher and on terms (including limits) no worse than those obtainable in accordance with good industry practice and otherwise as required by Applicable Legal Requirements, provided that any such insurance provided by or on behalf of ZH may be changed at the annual expiry date of such policy.

(b)	Nothing in this Agreement shall be construed to:

(i)	prevent ZH, at its sole cost and expense, from procuring insurance coverage in addition to the coverage required by this Agreement; or

(ii)	refer to insurance policies with coverage other than general liability insurance.

11.2	Failure to Obtain Insurance

Where, other than due to the act or omission of ZH, any of the insurances required to be effected in accordance with this Clause 11 (Insurance) cease to be available on commercially reasonable terms (or at all), within seven (7) Days of becoming aware that such policy will no longer be available on commercially reasonable terms (or at all), ZH shall inform SeaWorld and the Parties shall, in good faith, seek to agree the means by which the relevant risk should be managed (including alternative levels of cover, self-insurance and/or amendment to this Agreement) so as to try and keep the Parties in a position which is to the extent possible, no worse than the Parties were in prior to the relevant insurance ceasing to be available.

11.3	Contractor Policies

ZH shall use Commercially Reasonable Efforts to require the Design Firm to name both of the Parties hereto and their relevant Affiliates as additional insureds on the Design Firm’s liability policies.

12.	INDEMNITIES

12.1	Indemnification by ZH

(a)	Except to the extent of the negligence or willful misconduct by SeaWorld or a SeaWorld Party, ZH shall defend and indemnify SeaWorld and each SeaWorld Party from and against any and all Loss suffered or incurred by SeaWorld or a SeaWorld Party resulting from or arising out of the death or personal injury to any person in the employment of ZH or any ZH Party or the loss of or damage to any tangible property of ZH or any ZH Party.

(b)	Except to the extent of the negligence or willful misconduct by SeaWorld or a SeaWorld Party, ZH shall defend and indemnify SeaWorld and each SeaWorld Party from and against any and all Loss suffered or incurred by SeaWorld or a SeaWorld Party resulting from or arising out of:

(i)	any damage to, loss of or loss of use of any Third Party property;

(ii)	any personal injury to or death of any Third Party;

(iii)	except to the extent that SeaWorld is obligated to indemnify ZH pursuant to Clause 12.2, any claims of Third Parties against SeaWorld or a SeaWorld Party resulting from ZH’s performance of its obligations or exercise of its rights under this Agreement;

(iv)	except to the extent that SeaWorld is obligated to indemnify ZH pursuant to Clause 12.2(c), any claims of Third Parties against SeaWorld or a SeaWorld Party that the use of the Project Materials and the Project IP in connection with the Developments and as authorized by ZH infringes, violates or misappropriates any Intellectual Property rights of a Third Party; or

(v)	any claims of Third Parties against SeaWorld or a SeaWorld Party relating to ZH’s, a ZH Party’s or Project Consultant’s unauthorized use of the SeaWorld IPR or the SeaWorld Know-How,

in each case, to the extent caused by ZH or a ZH Party.

12.2	Indemnification by SeaWorld

(a)	Except to the extent of the negligence or willful misconduct of ZH or a ZH Party, SeaWorld shall defend and indemnify ZH and each ZH Party from and against any and all Loss suffered or incurred by ZH or a ZH Party resulting from or arising out of the death or personal injury to any person in the employment of SeaWorld or a SeaWorld Party or the loss of or damage to any tangible property of SeaWorld or a SeaWorld Party.

(b)	Except to the extent of the negligence or willful misconduct of ZH or a ZH Party, SeaWorld shall defend and indemnify ZH and each ZH Party from and against any and all Loss suffered or incurred by ZH or a ZH Party resulting from or arising out of:

(i)	any damage to, loss of or loss of use of any Third Party property;

(ii)	any personal injury to or death of any Third Party;

(iii)	except to the extent that ZH is obligated to indemnify SeaWorld pursuant to Clause 12.1 and subject to Clause 4.4 (SeaWorld’s Obligations), any claims of Third Parties against ZH or a ZH Party resulting from SeaWorld’s performance of its obligations or exercise of its rights under this Agreement, including SeaWorld’s provision of the Services; or

(iv)	any claims of Third Parties against ZH or a ZH Party relating to SeaWorld’s or a SeaWorld Party’s unauthorized use of the Project IP or ZH IPR,

in each case, to the extent caused by SeaWorld or a SeaWorld Party.

(c)	Except to the extent of the negligence or willful misconduct of ZH or a ZH Party or where this indemnity is excluded by Clause 14.2(c), SeaWorld shall defend and indemnify ZH and each ZH Party from and against any and all Loss suffered or incurred by ZH or a ZH Party resulting from or arising out of any claims of Third Parties against ZH or a ZH Party that the use of the SeaWorld IPR or the SeaWorld Know-How following the Effective Date relating to the Developments and as authorized by SeaWorld infringes, violates or misappropriates any Intellectual Property rights of a Third Party.

12.3	Indemnification Procedures

A Party who desires to exercise its rights to indemnification under this Agreement (an “Indemnitee”) shall promptly notify the other Party who is obligated under this Agreement to provide such indemnification (an “Indemnitor”) of any Loss or claim for Loss or other matter for which indemnification is sought and shall deliver to the Indemnitor copies of process and pleadings or other document making a claim, and shall otherwise provide such cooperation as may be reasonably requested by the Indemnitor (however, a failure to provide any such notification or cooperation shall not affect any rights to indemnification except to the extent that the Indemnitor has been prejudiced thereby). Within five (5) Days after receipt of such notice, the Indemnitor shall undertake the defense of each such claim with counsel that has been approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed. If the Indemnitor undertakes the defense of a claim in the manner required by this Clause 12.3, the Indemnitee nonetheless may also, at its own expense, engage separate counsel and participate in the defense of any claim brought against it. If the Indemnitor fails to undertake and sustain the defense of any claim in the manner required by this Clause 12.3, the Indemnitee may engage separate counsel, pay, settle or otherwise finally resolve such claim for the account and at the risk and expense of the Indemnitor; provided, however, that any payment, settlement or final resolution otherwise received by the Indemnitee shall to the extent so received release the Indemnitor from liability for such claim. Notwithstanding anything herein to the contrary, no settlement or consent to any judgment, award or decree may be made that (i) does not unconditionally release the Indemnitee of all liability, or (ii) require the Indemnitee to make an admission of fault, in each case, without the Indemnitor’s prior written consent.

12.4	Required Disclosures

The Indemnitor shall keep the Indemnitee informed in reasonable detail of the progress of any claim or other matter for which indemnification is sought. Each Party hereto shall, subject to such confidentiality restrictions or other conditions as may be reasonably imposed, provide to the other Party hereto copies of such documents as are reasonably required to enable the other Party to make a reasonable determination respecting its indemnification rights and obligations hereunder. No proposed settlement agreement or other consensual resolution which could result in any liability or further claim against an Indemnitee shall be agreed to by the Indemnitor without the prior approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed. Termination of this Agreement shall not affect the continuing obligations of each of the Parties as Indemnitors hereunder.

12.5	Mitigation

The Indemnitee shall:

(a)	make all reasonable efforts to prevent and reduce to a minimum and mitigate the effect of any Loss it incurs as a result of a matter giving rise to a claim and nothing in this Clause 12 (Indemnities) in any way restricts or minimizes this obligation or the Indemnitee’s general obligation to mitigate a Loss which it may incur as a result of a matter giving rise to a claim; and

(b)	not encourage or promote any claim by any Third Party in relation to any event or occurrence.

The provisions of this Clause 12.5 (Mitigation) shall apply to the indemnified Party in respect of every indemnity under this Agreement.

13.	LIABILITY

13.1	Total Liability

Subject to Clause 13.3 (Exceptions), the total liability of each Party in relation to this Agreement, including as a result of breach of contract howsoever arising, including tort, claims in negligence and statutory duty, is limited to an amount equal to two (2) times the amount received by SeaWorld pursuant to Clause 10.1(a) (Consulting Fees).

13.2	Special, Consequential or Punitive Damages

Subject to Clause 13.3 (Exceptions), in connection with this Agreement, neither Party shall be liable to the other Party for special, consequential, or punitive damages or indirect costs or expenses or indirect loss of profits.

13.3	Exceptions

The limitations on liability in this Clause 13 will not apply to:

(a)	any liability for gross negligence, fraud, willful default, fraudulent misrepresentation, or willful misconduct;

(b)	amounts required to be paid to Third Parties by the applicable Indemnitor pursuant to Clause 12;

(c)	death or personal injury caused by the negligence of either Party; or

(d)	any other liability for which a Party may not exclude or limit its liability under Applicable Laws.

13.4	Mitigation

Nothing in this Clause 13 shall restrict or limit either Party’s general obligation to mitigate a Loss it may suffer or incur as a result of an event that may give rise to a claim under this Agreement.

14.	INTELLECTUAL PROPERTY

14.1	Ownership of Intellectual Property

(a)	Except as expressly set forth herein, nothing in this Agreement shall operate as a transfer of any Intellectual Property belonging to either Party. Without limiting the generality of the foregoing, as between SeaWorld and ZH:

(i)	all of SeaWorld’s and its Affiliates’ Intellectual Property existing as of the date of signature of this Agreement and any derivatives or improvements, except for the ZH Improvements, of the foregoing or Intellectual Property that is created by SeaWorld or its Affiliates for projects other than the Project, or that is otherwise created by SeaWorld or its Affiliates outside the scope of work contemplated by this Agreement or the Center License Agreement during the Term (collectively, “SeaWorld IPR”) are exclusively owned by SeaWorld or its Affiliates; and

(ii)	all of ZH’s and its Affiliates’ Intellectual Property existing as of the date of signature of this Agreement and any derivatives or improvements of the foregoing or, subject to Clause 14.1(a)(i) above, Intellectual Property that is created by ZH or its Affiliates for projects other than the Project, or that is otherwise created by ZH or its Affiliates outside the scope of work contemplated by this Agreement or the Center License Agreement during the Term (collectively, “ZH IPR”) are exclusively owned by ZH or its Affiliates, and under no circumstances shall either ZH acquire or assert any Intellectual Property in the SeaWorld IPR or SeaWorld acquire or assert any Intellectual Property in the ZH IPR, except as expressly set out in this Agreement and with respect to ZH Improvements (subject to Clause 14.1(c) below). Except with respect to ZH Improvements (subject to Clause 14.1(c) below), to the extent that any rights in the SeaWorld IPR vest in ZH, ZH hereby assigns all its right, title and interest in and to all Intellectual Property in the SeaWorld IPR to SeaWorld. To the extent that any rights in the ZH IPR vest in SeaWorld, SeaWorld hereby assigns all its right, title and interest in and to all Intellectual Property in the ZH IPR to ZH. For the avoidance of doubt, the Parties acknowledge and agree that: (A) any Intellectual Property created by SeaWorld or its Affiliates for projects other than the Project, or that is otherwise created by SeaWorld or its Affiliates outside the scope of work contemplated by this Agreement (if any) or the Center License Agreement, shall be owned solely by SeaWorld or its Affiliates; and (B) subject to Clause 14.1(a)(i) above, any Intellectual Property created by ZH or its Affiliates for projects other than the Project, or otherwise created by ZH or its Affiliates outside the scope of work contemplated by this Agreement (if any) or the Center License Agreement, shall be owned solely by ZH or its Affiliates.

(b)	Except for the SeaWorld IPR and ZH IPR, the Parties acknowledge that all Intellectual Property developed in the Project Materials (as defined below) or created or developed specifically for the Project (collectively the “Project IP”), shall be owned by ZH and to the extent that any such rights in the Project IP vest in SeaWorld or its Affiliates, SeaWorld hereby assigns, or shall procure the assignment of, all of right, title and interest in or to the Project IP to ZH. In the event that SeaWorld wishes to use the Project IP it may request a license to do so from ZH and following such request the Parties shall negotiate the terms of such license in good faith, including fair and reasonable compensation to be provided to ZH in consideration for granting SeaWorld a license to use Project IP.

(c)	As between the Parties, any and all ZH Improvements shall be owned by ZH and shall be included in the ZH IPR; provided, that under no circumstances shall ZH be entitled to, or be deemed to acquire, any rights in the SeaWorld IPR on which the ZH Improvement is based, from which the ZH Improvement is derived, or without which the ZH Improvement cannot operate, function or be exploited as intended. Subject to the terms and conditions of this Agreement, ZH hereby grants to SeaWorld (subject to ZH retaining the right to continue using ZH Improvements to the extent they are incorporated into the Project IP):

(i)	an exclusive, perpetual, irrevocable, royalty-free, fully paid-up, transferable, sublicensable license to use any ZH Improvements:

(A)	outside of the Territory for any use or purpose during the Term or following termination due to SeaWorld’s default; and

(B)	anywhere in the world for any use or purpose following expiry or termination through no fault of SeaWorld; and

(ii)	a non-exclusive, irrevocable, royalty-free, fully paid-up, sublicensable license to use any ZH Improvements inside the Territory during the Term in order to provide services and information to ZH, its Affiliates and Project Consultants.

SeaWorld acknowledges and agrees that the license of ZH Improvements in the immediately preceding sentence is on an “as is” basis, without any representation, warranty or covenant, express or implied, by ZH, including with respect to infringement of any Third Party Intellectual Property, and SeaWorld waives any and all claims based upon its exploitation of the ZH Improvements unless such claims are based upon ZH’s fraud or willful misconduct.

(d)	SeaWorld acknowledges that ZH, or its Affiliates, are the owners of the ZH IPR and Project IP and will not directly or indirectly challenge or contest ZH’s, and its Affiliates’, ownership of the Project IP and any ZH IPR licensed to SeaWorld under this Agreement in any jurisdiction.

(e)	ZH shall have the sole and exclusive right to engage in any registration, prosecution, filing or maintenance action (“Registration Action”) with respect to any Project IP with any Governmental Instrumentality anywhere in the world; provided, that if ZH elects not to take a Registration Action outside of the Territory with respect to any Project IP (i) SeaWorld may direct ZH to take such Registration Action, so long as SeaWorld reimburses ZH for all costs in relation thereto, or (ii) ZH may elect to allow SeaWorld take such Registration Action on ZH’s behalf, in ZH’s name and at SeaWorld’s sole cost and expense, in which case ZH shall reasonably cooperate with SeaWorld at SeaWorld’s sole cost and expense.

14.2	Provision and License of SeaWorld Know-How and other SeaWorld IPR

(a)	Subject to the terms and conditions of this Agreement and in consideration for the fees payable to SeaWorld under this Agreement:

(i)	SeaWorld shall make available to ZH, Know-How owned by SeaWorld and its Affiliates that is relevant to the Project (“SeaWorld Know-How”) and other SeaWorld IPR, acting in accordance with that degree of knowledge, diligence, skill and care which would:

(A)	reasonably be expected from a skilled and experienced owner of theme parks, waterparks or Interactive Parks engaged in services similar to the services to be provided under the Agreements for a project of a similar size, scope and complexity to the Project; and

(B)	be consistent with the manner in which SeaWorld would undertake such services for a project of a similar size, scope and complexity to the Project, as if such Developments were being developed for SeaWorld’s ownership; and

(ii)	ZH, its Affiliates and Project Consultants may make use of the SeaWorld Know-How solely to prepare and use materials in relation to the Project, including the Concept and Preliminary Design and Development Analysis (the “Project Materials”).

(b)	Subject to the terms and conditions of this Agreement, and in consideration for the fees payable to SeaWorld under this Agreement, SeaWorld hereby grants to ZH:

(i)	a worldwide (except for North America, the Middle East and the Republic of India), non-exclusive, irrevocable (subject to SeaWorld’s termination and suspension rights hereunder), non-transferable (except as expressly set forth herein), and non-sublicensable (except as otherwise provided for in paragraph (ii)) license; and

(ii)	the right to sublicense the rights granted in Clause 14.2(b) to its Affiliates and Project Consultants to the extent necessary to enable such Affiliates and Project Consultants to provide goods and services back to ZH solely for the purpose of enabling ZH to exercise its rights under this Clause 14.2(b), to copy, adapt, translate, modify, enhance, maintain, further develop, prepare derivative works or otherwise alter, use and exploit the SeaWorld Know-How, and any other SeaWorld IPR, solely for the purposes of creating and using the Project Materials.

(c)	Subject to the terms and conditions of this Agreement, and in consideration for the fees payable to SeaWorld under this Agreement, SeaWorld hereby grants to ZH a worldwide (except for North America, the Middle East and the Republic of India), non-exclusive, perpetual, irrevocable, royalty-free, fully paid-up, sublicensable license to use, any SeaWorld IPR and SeaWorld Know-How embedded within Project IP, upon which such Project IP is based or derived, or without which ZH could not exercise its rights to Project IP without infringing the rights of SeaWorld or any Third Party. ZH acknowledges and agrees that:

(i)	outside the Territory, the license of SeaWorld IPR and SeaWorld Know-How in the immediately preceding sentence is on an “as is” basis, without any representation, warranty or covenant, express or implied, by SeaWorld, including with respect to infringement of any Third Party Intellectual Property, and ZH waives any and all claims based upon its exploitation of the SeaWorld IPR and SeaWorld Know-How unless such claims are based upon SeaWorld’s fraud or willful misconduct; and

(ii)	in addition to not using any SeaWorld IPR and SeaWorld Know-How in North America, the Middle East or the Republic of India pursuant to this Clause, ZH shall also not use the Project IP in in connection with any Center in North America, the Middle East or the Republic of India.

14.3	Miscellaneous

(a)	Each Party will ensure that their agreements with their employees and contractors contain appropriate assignments and licenses of Intellectual Property to give full effect to this Clause 14 and shall promptly procure, execute and deliver, at its own expense, such documents and perform such acts as may be required for the purpose of giving full effect to this Clause 14.

(b)	The Parties agree that the Know-How shared from SeaWorld to ZH, and the Know-How developed as Project IP shall each be subject to the provisions of Clause 21.10 (Confidentiality).

15.	REPRESENTATIONS AND WARRANTIES

15.1	Each Party hereby represents and warrants to the other that, as of both the date of signature of this Agreement (but excluding any corporate approvals referred to in Clause 2.1(b) (Effective Date)) and the Effective Date, the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action, and this Agreement constitutes and, upon execution and delivery thereof, will constitute, the valid, binding and enforceable obligation of such Party, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, other similar laws now or hereafter in effect relating to or affecting creditor’s rights or the relief of debtors generally and by general principles of equity and public policy and the discretion of the court before which any proceeding therefor may be brought, whether enforceability is considered in a proceeding in law or equity.

15.2	Each Party hereby represents and warrants to the other that, as of both the date of signature of this Agreement and the Effective Date there is no pending or, to the best of their knowledge after making due inquiries, threatened action, suit, investigation, arbitration or other proceeding that would impair the ability of either Party or their respective Affiliates to perform their obligations under this Agreement.

16.	FORCE MAJEURE

16.1	Notice of an Event of FM

If any Party hereto is affected by an Event of FM, it shall give written notice as soon as reasonably practicable after becoming aware thereof to the other Party. The affected Party shall likewise immediately notify the other Party in writing and, in any event, within seven (7) Business Days, when the Event of FM has ceased.

16.2	Consequences of an Event of FM

(a)	If an Event of FM shall prevent the total or partial performance of any of the obligations of either Party under this Agreement, then the Party claiming the Event of FM shall be excused from whatever performance is prevented thereby to the extent so affected and the other Party shall not be entitled to terminate this Agreement except as otherwise provided herein. Notwithstanding the Event of FM, the Party claiming the Event of FM shall use Commercially Reasonable Efforts to continue to perform its obligations under this Agreement and to minimize any adverse effects of such Event of FM.

(b)	Paragraph 16.2 above shall not, however, excuse or release:

(i)	the Party claiming the Event of FM from obligations due or performable, or compliance required, under this Agreement prior to the above-mentioned failures or delays in performance due to the occurrence of the Event of FM or obligations not affected by the Event of FM; or

(ii)	either Party from any payment obligation that has become due and payable in accordance with this Agreement, unless the Event of FM suspends or prevents all practical means of payment, in which case the paying Party shall deposit any such blocked funds to the credit of the other Party in a bank or banks or other depository within the PRC as may be designated in writing by the other Party, or pay them promptly to such Persons or entities as the other Party may designate in writing (provided such payment is not also restricted).

(c)	Unless this Agreement shall have been terminated pursuant to Clause 17.4 (Termination following a Prolonged Event of FM), a Party excused from performance by the occurrence of an Event of FM shall continue its performance under this Agreement when the effects of the Event of FM are removed.

17.	TERM, SUSPENSION AND TERMINATION

17.1	Term of Agreement

Unless terminated earlier in accordance with the provisions of Clause 17, the term of this Agreement shall commence on the Effective Date and shall remain in full force and effect until 31 December 2019 (the “Term”).

17.2	Suspension

Without prejudice to SeaWorld’s rights under Clause 17.3 (Termination following an Event of Termination), in the event that ZH fails to pay SeaWorld any amount due and payable to SeaWorld pursuant to this Agreement within thirty (30) Days of the Day on which such amount should be paid in accordance with the terms of this Agreement, SeaWorld shall have the right, upon written notice to ZH, to suspend the performance of the Services under this Agreement until such amount has been paid to SeaWorld.

17.3	Termination following an Event of Termination

(a)

Upon the occurrence of an Event of Termination stated under paragraphs (b)(i) or (b)(ii) of the definition of Event of Termination, the non-defaulting Party may give a default notice to the other Party specifying in reasonable detail the Event of Termination and requiring the defaulting Party to remedy the Event of Termination referred to in such default notice within ninety (90) Days of such notice (or such longer period as may be agreed by the non-defaulting Party in its absolute discretion). If the defaulting Party has failed to cure the Event of Termination to the satisfaction of the non-defaulting Party by the end of such ninety (90) Day period (or such longer period as may have been agreed by the non-defaulting Party in its absolute discretion), the non-defaulting Party shall be entitled to terminate this Agreement forthwith on written notice with effect from such date as specified in the notice.

(b)	Upon the occurrence of an Event of Termination stated under paragraphs (a), (b)(iii), (b)(iv), (b)(v) or (b)(vi) of the definition of Event of Termination, the Party that did not experience the Event of Termination shall be entitled to terminate this Agreement upon notice and with immediate effect.

17.4	Termination following a Prolonged Event of FM

(a)	Subject to paragraph (b) below, either Party may terminate this Agreement if an Event of FM prevents it or the other Party from performing its obligations for an aggregate period of one (1) year.

(b)	The period provided for in paragraph (a) above shall be reduced to one hundred and twenty (120) Days if the Party seeking to terminate the Agreement can demonstrate that there is no reasonable prospect of the relevant Event of FM being cured.

(c)	If a Party has the right to terminate this Agreement pursuant to paragraph (a) above (subject to paragraph (b) above), it may give notice (the “FM Termination Notice”) to the other Party, specifying in reasonable detail the Event of FM giving rise to the FM Termination Notice and the date on which the Party giving the FM Termination Notice proposes to terminate this Agreement, which date shall be fourteen (14) Days after the date of such FM Termination Notice. Upon the occurrence of the termination date set out in the FM Termination Notice, this Agreement shall, subject to Clause 17.6 (Termination for Convenience), terminate unless the Parties have agreed to extend such date.

17.5	Other Termination Events

(a)	If the Effective Date has not occurred by March 31, 2017, either Party may terminate this Agreement immediately upon written notice.

(b)	The Parties acknowledge that termination by either Party pursuant to this Clause 17.5 shall not be interpreted or construed as termination due to the other Party’s fault.

17.6	Termination for Convenience

ZH may terminate this Agreement for any reason, by giving at least six (6) months’ advance notice of termination to SeaWorld specifying an effective date of termination.

17.7	Consequences of Early Termination

Subject to Clauses 17.8 (Payments on Termination) and 17.9 (Return of the Parties’ IPR), in the case of termination of the Agreement prior to expiry of the Term, both Parties shall immediately cease all further performance of their respective obligations to be performed under this Agreement.

17.8	Payments on Termination

(a)	If at any time this Agreement is terminated:

(i)	by:

(A)	ZH pursuant to Clause 17.3 (Termination following an Event of Termination);

(B)	SeaWorld pursuant to Clause 17.3 (Termination following an Event of Termination) following the occurrence of an Event of Termination stated under paragraphs (b)(iv) to b(vi) of the definition of Event of Termination; or

(C)	either Party pursuant to Clauses 17.4 (Termination following a Prolonged Event of FM) or 17.5 (Other Termination Events),

ZH shall pay SeaWorld an amount equal to SeaWorld’s due and unpaid fees and costs incurred with respect to this Agreement at the date of termination; and

(ii)	by:

(A)	ZH pursuant to Clause 17.6 (Termination for Convenience); or

(B)	by SeaWorld pursuant to Clause 17.3 (Termination following an Event of Termination) following the occurrence of an Event of Termination stated under paragraphs (a), (b)(i), (b)(ii) or (b)(iii) of the definition of Event of Termination,

ZH shall pay SeaWorld an amount equal to SeaWorld’s due and unpaid fees and costs incurred with respect to this Agreement at the date of termination, plus all fees that would have been due and payable to SeaWorld pursuant to Clauses 10.1(a) and (b) (Consulting Fees) as of 31 December 2019 had the Agreement not been terminated early.

(b)	Any amounts payable under Clause 17.8(a) above shall be payable by the date falling (30) Days after the date upon which the Party responsible for paying the applicable termination payment has received an invoice from the other Party setting out the termination payment that is due and payable.

(c)	For the avoidance of doubt:

(i)	termination of this Agreement shall be without prejudice to each Party’s entitlements to payments under this Agreement which:

(A)	become due and payable; or

(B)	otherwise accrue for obligations performed in accordance with this Agreement, prior to the termination of this Agreement, and

(ii)	the payment of any termination payments in accordance with this Clause 17.8 shall be without prejudice to a Party’s rights under Clauses 12 (Indemnities) and 13 (Liability).

17.9	Return of the Parties’ IPR

(a)	Upon termination or expiration of this Agreement:

(i)	ZH may continue to use the Project IP (including SeaWorld IPR, SeaWorld Know-How, SeaWorld Confidential Information and ZH Improvements embedded in the Project IP) pursuant to the license granted to ZH in Clause 14.2(c) and SeaWorld may continue to use the ZH Improvements pursuant to the license granted to SeaWorld in Clause 14.1(c);

(ii)	subject to the license granted to ZH with respect to Project IP (including SeaWorld IPR, SeaWorld Know-How, SeaWorld Confidential Information and ZH Improvements embedded in the Project IP) in Clause 14.2(c), ZH shall cease all use or exploitation of all other SeaWorld IPR, SeaWorld Know-How and SeaWorld Confidential Information provided under this Agreement;

(iii)	subject to the license granted to SeaWorld with respect to ZH Improvements in Clause 14.1(c),SeaWorld shall cease all use or exploitation of all other ZH IPR, ZH Confidential Information and any Chinese entertainment or cultural elements that the Parties agree are intended to be unique to the Territory and, for the avoidance of doubt, Intellectual Properties not developed specifically for the Developments (e.g., a Monkey King themed Attraction); and

(iv)	each Party may require the other Party to destroy (to such Party’s satisfaction), or permit such Party and its representatives to enter the other Party’s facilities to destroy or to remove, Intellectual Property and Confidential Information (subject to any continuing rights of the other Party) that may not be used or exploited following termination or expiration of this Agreement pursuant to Clauses 17.9(a)(ii) and 17.9(a)(iii).

(b)	The Parties shall have a right to engage an independent third party audit firm to conduct an audit of the other Party, its Affiliates and, in the case of ZH, to the extent commercially reasonable, the Project Consultants’ premises, archival facilities and systems and IT systems (including servers, storage media, end-user devices, third-party cloud storage solutions and the personal electronic devices and storage media of the employees or individual contractors of the other Party, its Affiliates and, in the case of ZH, the Project Consultants), during normal business hours and in a manner that is minimally disruptive to the other Party, its Affiliates or the Project Consultants’, as applicable, business operations, at any time in the two (2) years following expiry or termination of this Agreement (but no more than once per year and upon at least fifteen (15) Days’ prior written notice) to confirm the other Party’s compliance with this Clause 17.9 and in the event that such audit uncovers any material non-compliance with this Clause 17.9, the other Party shall reimburse the auditing Party all costs incurred in conducting such audit. All persons conducting such audits shall comply with the other Party’s confidentiality and security policies and shall agree in writing to confidentiality restrictions no less restrictive than those set forth herein.

18.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

19.	RESOLUTION OF DISPUTES

19.1	Amicable Settlement

In the event of a dispute, controversy or claim arising out of, relating to or having any connection with this Agreement, including a dispute relating to its existence, breach, performance, termination, validity, interpretation or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (a “Dispute”), either Party may give a written notice to the other Party that a Dispute has arisen (a “Dispute Notice”). The Parties shall have thirty (30) Days from the date of receipt of the Dispute Notice to settle the Dispute amicably. In this connection, the ZH Representative and the SeaWorld Representative and any other of the Parties’ respective duly authorized representatives shall attempt to meet in person or by way of teleconference for the purpose of discussing the Dispute and any potential settlement. The Parties agree that the ZH Representative and the SeaWorld Representative may, when mutually agreed by the Parties, establish working group(s) comprising of their duly authorized representatives to assist in any settlement of the Dispute. Any such settlement shall take effect only if reduced to writing and signed on behalf of the Parties.

19.2	Arbitration

(a)	Any Dispute which has not been resolved pursuant to Clause 19.1 (Amicable Settlement) shall be finally resolved in accordance with paragraph (b) below; provided, however, that the rights granted and obligations incurred by the Parties herein are unique in character and value such that the loss thereof could not be reasonably compensable in damages in an action at law. Accordingly, if either Party breaches or threatens to breach any of its material obligations under this Agreement, the other Party shall be entitled to all available equitable relief, including but not limited to injunctive relief or specific performance, in addition to any other remedies available at law.

(b)	Any Dispute shall be finally resolved solely and exclusively by arbitration in accordance with the following:

(i)	Arbitration

Unless otherwise resolved in accordance with Clauses 19.1 (Amicable Settlement), all Disputes, including the arbitrability of any Dispute, shall be referred to and finally resolved by arbitration under the Hong Kong International Arbitration Centre Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this paragraph (b). Capitalized terms used in this Clause which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

The arbitral tribunal shall consist of three (3) arbitrators. Each Party shall nominate one (1) arbitrator. The Party-nominated arbitrators shall have thirty (30) Days from the confirmation of the appointment of the second arbitrator to nominate the president of the tribunal (the “President”). Failing agreement on the nomination for President, the court will select and appoint the President. The President shall not be a citizen of either the USA or a country within the Territory. In the event of a conflict between the Rules and the provisions of this paragraph (b), the provisions of this paragraph (b) shall govern. The language to be used in the arbitral proceedings shall be English. The seat, or legal place, of arbitration shall be Hong Kong.

(ii)	Confidentiality

The Parties undertake to keep confidential all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by a Party in the proceedings not otherwise in the public domain, except and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before any competent court having jurisdiction thereof.

(iii)	Enforceability

Subject to Clause 19.1 (Amicable Settlement) and the rights of the Parties to seek interim equitable relief as provided in this Agreement, each Party acknowledges and agrees that arbitration pursuant to this Clause 19.2 shall be the sole and exclusive binding procedure for resolving any Dispute arising out of or in connection with the Agreement, and that any award rendered by the arbitral tribunal shall be final and binding upon the Parties. The prevailing Party in any action instituted under this Agreement will be entitled to recover all costs, expenses and reasonable attorneys’ fees incurred in such action. Judgment upon the award may be entered, and application for judicial confirmation or enforcement of the award may be made, in any competent court having jurisdiction thereof, and the Parties hereto submit to the jurisdiction of such court for purposes of enforcement of any award rendered hereunder.

(iv)	Governing Law

This Clause 19.2 (Arbitration) shall be governed by the laws of Hong Kong.

19.3	Continued Performance

Without prejudice to SeaWorld’s rights under Clause 17.2 (Suspension), in the event of any Dispute arising out of or in connection with this Agreement, the Parties shall continue to perform their respective obligations under this Agreement during any negotiations, or arbitration proceedings or any other discussions between the Parties relating to a Dispute in accordance with this Clause 19 (Resolution of Disputes).

19.4	Survival

This Clause 19 (Resolution of Disputes) shall survive termination or expiration of this Agreement.

20.	NOTICES

Any notice to be given hereunder by either Party shall be in writing and served either personally, by prepaid courier or by email transmission to the respective addresses set forth below, or to such other addresses of either Party which such Party may from time to time designate in writing to the other Party. Such notice shall be deemed given and effective upon actual receipt, provided that if a notice is received on a Day which is not a Business Day, or after 17:00:00 (local time) on any Business Day, it shall be deemed to be received on the next following Business Day.

If to SeaWorld:	SEA Holdings I, LLC
9205 South Park Center Loop, Suite 400
Orlando, Florida 32819, USA
Attention: Matt Rearden
Email: #######

With a copy to:	SEA Holdings I, LLC
9205 South Park Center Loop, Suite 400
Orlando, Florida 32819, USA
Attention: General Counsel
Email: #######
Telephone: #######

If to ZH:	Zhonghong Americas LLC
23901 Calabasas Road, Suite 1068
Calabasas, CA 91302
Attention: Yoshikazu Maruyama, President
E-mail: #######

With a copy to:	Zhonghong Holding Co., Ltd.
No 8 Building, Dongqu International,
Chaoyang District, Beijing China
Attention: Yu Ting
Telephone: #######
E-mail: #######

21.	MISCELLANEOUS

21.1	Entire Agreement

This Agreement contains the entire agreement among the Parties in relation to the subject matter hereof and supersedes any previous understanding, commitment or agreement, oral or written. It supersedes all prior or contemporaneous communications, representations or agreements, whether oral or written, relating to the rights and obligations set forth in this Agreement.

21.2	Waivers

No waiver or failure to insist upon strict compliance with any obligations, covenant, agreement or condition of this Agreement shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure.

21.3	Modification

No modification or amendment to this Agreement may be made other than through a written instrument signed by both Parties.

21.4	No Third Party Beneficiary

Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right to enforce or to enjoy the benefit of any term of this Agreement.

21.5	Assignment

(a)	Other than sublicenses as contemplated herein, ZH may not assign any of its rights or obligations under this Agreement (whether by operation of law or otherwise), or encumber or otherwise dispose of or transfer all or any part of this Agreement, except: (i) in connection with a sale (including by way of merger, operation of law or otherwise) of all or substantially all of the assets and businesses of ZH; (ii) to its lenders as part of the overall credit facility for the ZH group of companies; (iii) in connection with a sale (including by way of merger, operation of law or otherwise) of all or substantially all of ZH’s assets and business related to the Developments or the assets or business of one or more individual Developments, provided, that ZH retains more than a fifty percent (50%) equity interest in and Control of the entity that will own the assets and business related to the Developments; (iv) to financing parties in connection with any financing for the design, development, construction or operation of any of the Developments; or (v) otherwise with the prior written consent of SeaWorld.

(b)	SeaWorld may not assign any of its rights or obligations under this Agreement (whether by operation of law or otherwise), or encumber or otherwise dispose of or transfer all or any part of this Agreement, except: (i) in connection with a sale (including by way of merger, operation of law or otherwise) of all or substantially all of the assets and businesses of SeaWorld; (ii) to its lenders as part of the overall credit facility for the SeaWorld group of companies; or (iii) otherwise with the prior written consent of ZH.

(c)	Notwithstanding Clauses 21.5(a), 21.5(b) and 21.5(e), either Party may assign this Agreement or any of its rights and obligations hereunder, in whole or in part, to any Affiliate of such Party, provided that such Affiliate has the capacity and resources reasonably necessary to fulfill its obligations under this Agreement.

(d)	Nothing in this Agreement is intended to restrict any acquisition of equity interests of either Party (including any change in equity ownership that may result in a change of Control of such Party) or any acquisition of all or substantially all of the assets and businesses of either Party or its Affiliates by a Third Party; provided, however, that where:

(i)	SeaWorld is Controlled by a SEA Restricted Third Party or a SEA Restricted Third Party acquires all or substantially all of the assets of SeaWorld, ZH shall have the right to terminate the Agreement pursuant to Clause 17.3; and

(ii)	ZH is Controlled by a ZH Restricted Third Party or a ZH Restricted Third Party acquires all or substantially all of the assets of ZH, SeaWorld shall have the right to terminate the Agreement pursuant to Clause 17.3;

(e)	For the avoidance of doubt, nothing in this Agreement is intended to prevent or restrict ZH or any Affiliate of ZH from effectuating a public offering pursuant from effecting a public offering of its shares or other securities under the United States Securities Act of 1933, as amended, or any similar successor statute and the rules and regulations thereunder or any similar law in the Territory or any other jurisdiction or from consummating a reorganization in connection with a securitization or structured financing, so long as ZH retains at least a twenty five percent (25)% equity interest in and Control of the entity that will own the assets and business related to the Developments.

(f)	Any attempted assignment, sublicense, encumbrance or other disposal or transfer by a party in contravention of the requirements of this Clause 21.5 shall be void and shall constitute a material default and breach of this Agreement by the assigning Party.

21.6	Severability

If any provision of this Agreement or its application is invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all provisions and applications hereof, will not be affected or impaired. If any arbitration panel or court shall determine that any provision of this Agreement is in any way unenforceable, that provision shall be reinterpreted to the extent necessary to make the provision enforceable.

21.7	Further Assurances

Each Party agrees that it will, at any time, and from time to time, do and perform such other acts and execute, acknowledge and deliver all such further agreements, documents, and instruments as may be reasonably required by the other Party in order to carry out fully and effectuate the transactions herein contemplated in accordance with the provisions of this Agreement.

21.8	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, and each counterpart when executed and delivered (in person, by electronic mail or otherwise) shall constitute an original of this Agreement, but which together constitute one and the same agreement.

21.9	No Raiding

It is expressly agreed and understood that, absent the prior written approval of the other Party, neither Party will employ or attempt to employ employees of the other Party, either as an employee or as a contractor, during the Term of this Agreement and for a period of six (6) years thereafter, unless otherwise expressly agreed upon in writing by the Parties. For purposes of this Clause 21.9, an employee is any person who was an employee of the other party at any time during the six (6) months preceding such solicitation.

21.10	Confidentiality

(a)	Confidential Information

The term “Confidential Information” means any trade secrets, Know-How or other confidential or proprietary information that is disclosed by the Disclosing Party to the Receiving Party under this Agreement, and that is either: (i) conspicuously marked or otherwise identified as confidential or proprietary at the time of disclosure; or (ii) should reasonably be understood by the receiving party to be confidential based upon the nature of the information disclosed or the circumstances of the disclosure, whether tangible or intangible, and in whatever form or medium provided, including, without limitation, all information generated by the Receiving Party that contains, reflects or is derived from the furnished information; provided that Confidential Information shall not include any information which:

(i)	is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Permitted Recipients, as defined below, in breach of the terms hereof;

(ii)	becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party, its agents, representatives, consultants or employees) not known by the Receiving Party to be under a duty of confidentiality to the Disclosing Party; or

(iii)	is already known to the Receiving Party at the time of disclosure.

The Disclosing Party’s Confidential Information is and shall at all times remain the property of the Disclosing Party. No use of such Confidential Information is permitted except as otherwise expressly provided herein. Except as expressly set forth in this Agreement or a Center License Agreement, the Disclosing Party grants to the Receiving Party no ownership, license or other right, title, or interest in, to, or under any intellectual property, trade secret, or other rights of the Disclosing Party. Notwithstanding anything in this Agreement to the contrary, the Disclosing Party represents and warrants that it may rightfully disclose or make available the Confidential Information to the Receiving Party without the violation of any contractual, fiduciary, or other obligation to any person, and the Disclosing Party agrees to indemnify in full the Receiving Party and the Permitted Recipients against any and all Loss incurred by the Receiving Party or by any such person in connection with the untruth of such representation or the Disclosing Party’s breach of such warranty.

The term “Disclosing Party” shall mean the Party disclosing Confidential Information to the other Party, also known as the Receiving Party, defined below.

The term “Receiving Party” shall mean the Party receiving Confidential Information from the Disclosing Party.

(b)	Strict Confidence

In consideration of the Disclosing Party’s disclosure to the Receiving Party of the Confidential Information, the Receiving Party shall retain in strict confidence, and not disclose in any manner whatsoever, in whole or in part, to any person other than the Permitted Recipients or use for any purpose other than as contemplated by this Agreement, any Confidential Information by taking all reasonable measures to avoid disclosure, dissemination or unauthorized use of the Confidential Information, including, at a minimum, those measures that it takes to protect its own confidential information (provided that such measures are consistent with at least a reasonable degree of care) and shall not, without the prior written consent of the Disclosing Party, use or disclose the Confidential Information or any part thereof except as contemplated by this Agreement. Each Party hereby confirms that it is aware and that its Permitted Recipients have been or will be advised that applicable securities laws prohibit any person who has material non-public information about SeaWorld from purchasing or selling securities of SeaWorld on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities. Each Party hereby confirms that it will take any action necessary or appropriate to prevent the use by the Receiving Party and its Permitted Recipients of any information in a way which might violate any securities law.

(c)	Permitted Recipients

The Receiving Party may disclose the Confidential Information to its direct and indirect parents, subsidiaries and Affiliates and its and their respective directors, officers, employees, consultants and professional advisors and potential investors (provided that the Receiving Party shall not disclose the fees under this Agreement without the Disclosing Party’s prior written consent, which consent shall not be unreasonably withheld or delayed) (collectively, the “Permitted Recipients”) who need to know the Confidential Information for the purposes of this Agreement or to perform their duties on behalf of a Party pertaining to the Project and provided that such Permitted Recipients are legally obligated to the Receiving Party:

(i)	to hold such information in confidence; and

(ii)	to use such information only for the purposes expressed herein.

The Receiving Party shall be liable to the Disclosing Party if any of the Receiving Party’s Permitted Recipients breach any of the foregoing obligations, whether or not, at the time of such breach, the individual is employed by the Receiving Party, and the Receiving Party hereby agrees to indemnify in full the Disclosing Party against any and all Losses incurred by the Disclosing Party as a result of any Permitted Recipient breaching this warranty. The Receiving Party agrees, at its sole expense, to take all reasonable measures to prohibit any unauthorized disclosure or use of the Confidential Information.

(d)	Required Disclosures

Nothing in this Agreement shall obligate either Party to refrain from disclosure of Confidential Information to the extent such disclosure is required by law, regulation, judicial process or the rules of any securities exchange. In the event that any Confidential Information is required to be disclosed by law, including, pursuant to the terms of a subpoena or similar document or in connection with litigation or other legal proceedings, or in connection with an arbitration proceeding under this Agreement or a Center License Agreement, the Receiving Party agrees to: (i) notify the Disclosing Party immediately of the existence, terms and circumstances surrounding such request; (ii) consult with the Disclosing Party on the advisability of taking legally available steps to narrow such request; and (iii) exercise its Commercially Reasonable Efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. If disclosure of the Confidential Information is required to prevent the Receiving Party from being held in contempt or subject to other penalty, the Receiving Party shall furnish only such portion of the Confidential Information as, in the written opinion of counsel reasonably satisfactory to the Disclosing Party, the Receiving Party is legally compelled to disclose. In addition, the Receiving Party shall allow the Disclosing Party, in its sole discretion and at its sole expense, to contest the disclosure of Confidential Information on the Disclosing Party’s behalf, and the Receiving Party will exercise its Commercially Reasonable Efforts to cooperate with the Disclosing Party in such efforts to contest such disclosure.

(e)	Term and Termination

This Agreement is intended to cover any Confidential Information exchanged by the Parties during the Term and for a period of five (5) years after the termination or expiry of this Agreement or, to the extent any Center License Agreement is entered into, for a period of five (5) years after the termination or expiry of the Center License Agreement. Any termination or expiration of the Term of this Agreement shall not affect the restrictions on disclosure of any Confidential Information disclosed hereunder, and the other terms hereof which by their nature are intended to survive such termination or expiration.

(f)	Injunctive Relief

Notwithstanding the agreement to conduct discussions with respect to a Dispute in accordance with this Agreement or to arbitrate Disputes as set forth in this Agreement or in any other agreement between the Parties, each Party in its sole discretion may take appropriate action to have the confidentiality terms of this Agreement enforced by obtaining injunctive or other appropriate relief including, but not limited to, temporary relief before a time at which a preliminary hearing may be held by a court of competent jurisdiction to prevent continuance of such breach in an appropriate court of law, in addition to any other remedies which may be available. It is understood and agreed that monetary damages might be an insufficient remedy for any breach of this Agreement by either Party and that without prejudice to the rights and remedies otherwise available to it, a Party shall be entitled to seek equitable relief by way of injunction, specific performance or otherwise if the other Party breaches or threatens to breach any of the provisions of this Agreement.

(g)	Intellectual Property Use

Nothing in this Clause 21.10 (Confidentiality) shall operate to limit or restrict each Party’s permitted use of the other Party’s intellectual property, materials or know-how pursuant to 14 (Intellectual Property) or any license agreement entered into by the Parties with respect to the Centers.

21.11	Necessary Actions

The Parties hereby agree to cooperate and use all Commercially Reasonable Efforts to take, or cause to be taken, all appropriate actions necessary, proper, or advisable, and to obtain all permits, consents, approvals, authorizations, qualifications, and orders as are necessary under the laws of PRC and each other applicable jurisdiction in the Territory, to consummate and make effective the transactions contemplated by this Agreement.

21.12	English Language

This Agreement is executed in both English and Chinese. The English version of this Agreement shall be executed first and the Parties shall use Commercially Reasonable Efforts to cooperate in the prompt production of a mutually approved Chinese translation of the Agreement. Both versions shall have equal validity and legal effect. If there is any discrepancy between the English and Chinese language versions of this Agreement, the English version shall prevail.

21.13	Binding Effect

Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall, in accordance with its terms, be binding upon and inure to the benefit of the Parties and their respective heirs, legatees, legal representatives, successors and permitted transferees and assigns.

21.14	Publicity

Other than as ordered or required by a Governmental Authorization or in the course of administrative or judicial proceedings, or in accordance with the requirements of any applicable stock exchange, neither Party shall issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated by this Agreement without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed) as to the contents and the manner of presentation and publication of such press release or public announcement.

21.15	No Partnership

During the term of this Agreement, no Party shall be deemed to be a representative, agent or employee of the other Party for any purpose whatsoever and shall not hold itself out as having the authority or right to assume, create, or undertake any obligation on behalf of the other Party without the express written consent of the other Party. This Agreement is not a commercial agency agreement and shall not be registered with any Governmental Instrumentality.

21.16	Waiver of Immunity

To the extent either Party may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent than in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), each Party hereby irrevocable waives such immunity to the full extent permitted by the laws of such jurisdiction.

21.17	Survival

Without prejudice to any rights or obligations accrued at the date of termination or expiry of this Agreement:

(a)	the covenants and agreements of the Parties contained in Clauses 6 (Independent Contractor; Subcontractors), 12 (Indemnities), 13 (Liability), 14.1 (Ownership of Intellectual Property), 14.2(c) (Provision and License of SeaWorld Know-How and other SeaWorld IPR), 18 (Governing Law), 19 (Resolution of Disputes), 20 (Notices), Clauses 21.1 (Entire Agreement) to 21.7 (Further Assurances) and Clauses 21.11 (Necessary Actions) to 21.23 (Anti-Corruption) shall perpetually survive the expiration or the earlier termination of this Agreement;

(b)	the covenants and agreements of the Parties contained in Clause 17 (Term, Suspension and Termination) shall survive the expiration or the earlier termination of this Agreement until the later of the date upon which the rights of the Parties under such Clause are stated to expire and the obligations of the Parties under such Clause have been fully and finally discharged;

(c)	the covenants and agreements of the Parties contained in Clause 21.9 (No Raiding) shall survive the expiration or the earlier termination of this Agreement for a period of six (6) years;

(d)	the covenants and agreements of the Parties contained in Clause 21.10 (Confidentiality) shall survive the expiration or the earlier termination of this Agreement for a period of five (5) years from the termination or expiry of the last Center License Agreement to expire or terminate; and

(e)	the definitions of any defined terms used in any of the provisions referred to in paragraphs (a) to (d) shall survive the expiration or the earlier termination of this Agreement in accordance with their terms, along with any other provisions that are intended, by their terms to survive the termination of this Agreement.

21.18	Costs

Except as expressly provided otherwise in this Agreement, each Party shall bear its own costs and expenses in connection with the negotiation, finalization and signing of this Agreement.

21.19	Set-off and Double Recovery

(a)	Subject to paragraph (b) below, if any undisputed sum of money is payable by one Party (the “First Party”) to the other Party (the “Second Party”) under this Agreement or any Center License Agreement, that sum, together with any relevant late payment fee applicable to the undisputed sum of money pursuant to this Agreement or any Center License Agreement, may be offset by the Second Party against any amount payable by the Second Party to the First Party as a credit against any subsequent amount payable by the Second Party to the First Party under this Agreement or any Center License Agreement. If the liabilities to be set off are expressed in different currencies, any liability which is not expressed to be in US Dollars shall be converted to US Dollars at a market rate of exchange. Any exercise by either Party of its rights under this Clause 21.19 (Set-off and Double Recovery) shall not limit or affect any other rights or remedies available to it under this Agreement or any Center License Agreement or otherwise.

(b)	Nothing under this Agreement shall permit either Party to recover or withhold monies in respect of any Loss, which is otherwise due and payable under this Agreement or any Center License Agreement from the other Party to the extent that such monies or compensation have been recovered or withheld under any Center License Agreement or received under any insurance policy.

21.20	Reliance

Each Party confirms on behalf of itself and its Affiliates that, in entering into this Agreement, it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking, or commitment that is not expressly set out or referred to in this Agreement. Nothing in this Agreement shall exclude or limit any liability or remedy arising as a result of fraud.

21.21	Prohibited Payments

(a)	No Party, nor its employees, agents or any other representatives shall make any payment or give or take anything of value in relation to the Project, to or from any:

(i)	Government official (including any officer or employee of any department, agency, or Governmental Instrumentality);

(ii)	political party (including any candidate for political office); or

(iii)	any other Person,

to influence his or its decision, or to gain any other advantage for itself, including obtaining, retaining or directing business.

(b)	A Party becoming aware of a potential breach of this Clause 21.21 by one of its Affiliates, employees, agents, consultants, contractors, subcontractors or any Third Party acting on behalf of a Party, or their employees, agents or authorized representatives, shall immediately notify the other Party of the potential breach of this Clause 21.21 and shall indemnify the other Party in respect of all Loss suffered or incurred by that Party arising out of such breach.

21.22	Brokers

The Parties represent and warrant to each other that they have not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as they know, no broker or other Person is entitled to a commission or finder’s fee in connection with these transactions. Each Party shall indemnify the other Party from and against any claim by any agent or broker claiming by or through it for any fee or other compensation due or allegedly due to that broker or agent. The terms of this Clause 21.22 shall survive the termination or expiration of this Agreement.

21.23	Anti-Corruption

(a)	Anti-Corruption Laws

To the extent applicable to its operations, each Party is aware of those laws, regulations or governmental orders which prohibit the provision of financial or other advantage for a corrupt purpose, including, and to the extent applicable the USA Foreign Corrupt Practices Act, the UK Bribery Act 2010, and similar laws, regulations and governmental orders (“Anti-Corruption Laws”). Each of the Parties is committed to strict compliance with applicable Anti-Corruption Laws in connection with all activities under this Agreement and each Center License Agreement. Each of the Parties represents and warrants that it is familiar with the Anti-Corruption Laws applicable to its operations, including with respect to prohibitions against acceptance, solicitation, offering, or giving, whether directly or through a Third Party, any commission, gift of financial benefit or inducement for the purpose of securing an improper advantage, whether by a foreign official or otherwise, in connection with this Agreement.

(b)	Anti-Corruption Mutual Representation

Each of the Parties represents and warrants that to the best of its knowledge and belief it has not undertaken any action in contravention of any applicable Anti-Corruption Laws in connection with this Agreement to the extent it is subject to such law as of the date hereof and will use its best efforts to ensure that it remains in compliance during the Term of this Agreement.

22.	AUTHORIZED REPRESENTATIVES

(a)	SeaWorld hereby nominates John Linn as SeaWorld Representative with overall responsibility for carrying out the Services and Matt Rearden as SeaWorld Representative with respect to the rest of this Agreement. SeaWorld Representative shall have full authority to act on behalf of SeaWorld under this Agreement, except in relation to matters which SeaWorld may from time to time by written notice to ZH reserve to itself. SeaWorld Representative may from time to time, in writing, delegate any of the duties and authorities vested in him to another person and may from time to time revoke any such delegation in either case advising ZH in writing. SeaWorld may replace SeaWorld Representative from time to time by notice in writing to ZH.

(b)	ZH hereby nominates Yoshikazu Maruyama as ZH Representative with respect to this Agreement. ZH Representative shall have full authority to act on behalf of ZH under this Agreement, except in relation to matters which ZH may from time to time by written notice to SeaWorld reserve to itself. ZH Representative may from time to time, in writing, delegate any of the duties and authorities vested in him to another person and may from time to time revoke any such delegation, in either case advising SeaWorld in writing. ZH may replace ZH Representative from time to time by notice in writing to SeaWorld.

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CONFIDENTIAL	CENTER CONCEPT & PRELIMINARY DESIGN SUPPORT AGREEMENT EXECUTION VERSION

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives on the applicable date set forth below.

SIGNATORIES

SEA HOLDINGS I, LLC

By:	/s/ Joel K. Manby
Name: Joel K. Manby
Title: Chief Executive Officer and President
Date: March 24, 2017

ZHONGHONG HOLDING CO., LTD.

By:	/s/ Wang Jihong
Name: Wang Jihong
Title: Chairman
Date: March 24, 2017

[Signature Page to Center Concept & Preliminary Design Support Agreement]

CONFIDENTIAL	CENTER CONCEPT & PRELIMINARY DESIGN SUPPORT AGREEMENT EXECUTION VERSION

SCHEDULE 1

CENTER LICENSE AGREEMENT – MATERIAL TERMS

1.	Overview	The Center License Agreement is a comprehensive license agreement for the development and operation of branded Centers (“Licensed Centers”) in China, Hong Kong, Macau and Taiwan (the “Territory”).

2.	Overall Planning

Following execution of the Center License Agreement, the Parties will work together to develop an overall strategic plan for the development and operation of the Licensed Center(s).

The Parties will develop a mutually acceptable framework for periodic strategic reviews and development milestones.

3.	License Grant

SeaWorld will grant ZH a license to use the licensed intellectual properties (as specified in the Center License Agreement) in connection with the design, development, construction, operation or promotion of the Licensed Centers and to design, develop, construct, operate, manage, market, publicize and promote the Licensed Centers in the Territory.

ZH’s rights are subject to compliance with SeaWorld’s quality control requirements, SeaWorld’s approval and a number of reservations by SeaWorld, including rights permitting SeaWorld to continue to market other in parks operated or licensed by SeaWorld in the Territory and to share SeaWorld know-how to the extent such know-how relates to animal health, safety or care, or guest or employee health or safety; provided, that any work commenced or completed with respect to the Project or any Centers that was commenced or completed prior to the effective date of this Center License Agreement shall be deemed to have received all applicable approvals from SeaWorld in all respects.

4.	Future Licensed Centers

The Agreement will incorporate mechanisms to accommodate:

(a)    future Licensed Centers which are developed after the date of the Center License Agreement; and

(b)    to the extent reasonable, Centers completed or in construction prior to ZH receiving the Brand Option pursuant to the CC&PDSA.

5.	Term of the License	From execution of the Center License Agreement until 10 years from the opening of each individual Licensed Center, extendable at ZH’s option for up to 2 additional terms of 5-years. The option is conditional upon (a) ZH’s compliance with other terms of the Center License Agreement and (b) the license term (including any extensions) not exceeding 40 years from the date of execution, unless further extended by mutual agreement of the parties.

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CONFIDENTIAL	CENTER CONCEPT & PRELIMINARY DESIGN SUPPORT AGREEMENT EXECUTION VERSION

6.	Design Parameters

Design work will be led by ZH’s principal design consultant (currently The Hettema Group or such other consultant approved by SeaWorld).

The Licensed Centers may incorporate ZH-authored and third party creative properties, and may include Chinese entertainment or cultural elements, provided that consistency with the SeaWorld branding of the Licensed Centers is maintained.

7.	Development Milestones	The parties agree that the right to develop Licensed Centers in the Territory will be conditioned on ZH achieving certain milestones to be determined by the parties in the Center License Agreement. The current expectation is for at least five (5) Licensed Centers to be developed within a ten (10) year period from the date of the Center License Agreement, provided that, the Parties shall mutually agree on how to account for any Centers that are not Licensed Centers to the date they entered in the Center License Agreement.

8.	Exclusivity

During the term of the Center License Agreement, SeaWorld and its affiliates will not enter into any agreement or discussions regarding the development or operation of, or license of intellectual properties to, any Centers in the Territory, other than with ZH and its affiliates. However, notwithstanding the foregoing, ZH understands that:

•       the parties will agree to the customary reservation of rights by SeaWorld in the Territory; and

•       SeaWorld has standing business relationships with third parties for the provision of operations support and ongoing business matters in the Territory and continuation of such relationships in accordance with their terms consistent with established practice shall not be deemed a breach or default of the Center License Agreement, provided, that, such exclusivity arrangements will be subject to ZH maintaining a minimum number of Licensed Centers in the territory, as determined by the Parties in the Center License Agreement.

9.	ZH Responsibilities

ZH shall be responsible for the design and construction, management and operation (other than with respect to zoological operations responsibility for which is to be determined) of the Licensed Centers as well as funding thereof. ZH shall be responsible for site selection although SeaWorld shall have the right to review and consult upon such location. ZH is responsible for all governmental approvals related to the Licensed Centers.

ZH will design and operate the Licensed Centers to a standard of design and guest experience consistent with good industry practice and is obliged to maintain, renew and update the facilities and elements of the entertainment and digital content.

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CONFIDENTIAL	CENTER CONCEPT & PRELIMINARY DESIGN SUPPORT AGREEMENT EXECUTION VERSION

10.	Sea World Responsibilities	SeaWorld is obliged to provide ZH and its design consultants with material resources and knowledge required for the Licensed Centers or operational phase to be determined in the Agreement. In providing such services SeaWorld shall exercise the level of skill and care that would be expected from a skilled and experienced owner of theme parks, water parks or interactive parks engaged in similar activities for a similar project and in a manner consistent with the way SeaWorld would undertake such activities if it was a SeaWorld project.

11.	Zoological Responsibility	If agreed by the parties, the Center License Agreement may include live animal displays that require SeaWorld’s zoological support. Any support obligations to be provided by SeaWorld will be pursuant to an animal loan and services agreement to be agreed by the parties.

12.	Creative and Quality Controls

The Center License Agreement will include customary license provisions including:

•       SeaWorld approval over form and manner of exploitation of licensed properties

•       ZH obligation to comply with brand and style guidelines

•       SeaWorld input on business plans/budgets and annual operating and marketing plans from the perspective of conformance with established SeaWorld quality and other standards

•       SeaWorld input on operations procedures and training programs from the perspective of conformance with established SeaWorld quality and other standards

•       Provisions restricting participation of persons who are inappropriate for association with SeaWorld’s brands

•       Reasonable inspection and audit rights

•       Provisions for enforcement actions against third party infringers.

•       Where either party becomes aware of an infringement of SeaWorld’s brand or trademarks in the Territory, SeaWorld may elect in its sole discretion to either enforce its rights directly and/or allow ZH to do so on SeaWorld’s behalf.

SeaWorld will have reasonable consultation/approval rights (to be further defined and mutually agreed) over the following matters:

•       Selection of ZH’s principal design consultant and specialty consultants

•       Selection of the Licensed Center operator, if other than ZH or its affiliates

•       Design of the Licensed Center including any future expansion or material modifications, and the construction of the Licensed Center

•       Business plans and budgets

•       Other reasonable and customary matters.

13.	Marketing

Parties shall explore and actively consider opportunities for co-branding of the Licensed Centers with trademarks, tradenames, logos or other indicia of SeaWorld and its Affiliates in a manner that will fairly present SeaWorld’s association with the Licensed Centers.

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CONFIDENTIAL	CENTER CONCEPT & PRELIMINARY DESIGN SUPPORT AGREEMENT EXECUTION VERSION

Where SeaWorld or a third party operating under license from SeaWorld seeks to market in other parks operated or licensed by SeaWorld in the Territory, the Parties shall to work together in good faith to coordinate their respective marketing activities in the Territory.

14.	Sponsorship	Subject to SeaWorld’s prior written approval, ZH may seek sponsors for the Licensed Centers or experiences in the Licensed Centers.

15.	Intellectual Property Ownership and Licensing Back from ZH

Each party retains ownership of background IP, IP developed independently of the Agreement and all improvements thereto, with the exception of “ZH Improvements”, i.e. improvements to SeaWorld “technology” made solely by ZH in the PRC, which ZH automatically owns under PRC law.

ZH owns foreground IP in materials created or developed specifically for the development or design of the Licensed Centers (“Project IP”) and in ZH Improvements.

SeaWorld receives:

(a)    during the term or following termination for SeaWorld’s default:

(i)     an exclusive license in North America, the Middle East and India to use the Project IP and ZH Improvements for any purpose;

(ii)    subject to (a)(i),a non-exclusive license outside the Territory (subject to restrictions on usage for centers similar to the Licensed Center in Japan, Korea, Vietnam, Malaysia, Singapore, Thailand and the Philippines) to use the Project IP and ZH Improvements for any purpose;

         and

(iii)  a non-exclusive License within the Territory to use the Project IP and ZH Improvements to provide services back to ZH; and

(b)    following expiry or termination through no fault of SeaWorld:

(i)     an exclusive license in North America, the Middle East and India to use the Project IP and ZH Improvements for any purpose; and

(ii)    subject to (b)(i), a non-exclusive license outside the Territory (with no restrictions on usage for centers similar to the Licensed Center in Japan, Korea, Vietnam, Malaysia, Singapore, Thailand and the Philippines) to use the Project IP and ZH Improvements for any purpose.

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CONFIDENTIAL	CENTER CONCEPT & PRELIMINARY DESIGN SUPPORT AGREEMENT EXECUTION VERSION

16.	Royalties

Standard royalty rate of 5% of the applicable Revenues. This will increase to 6% commencing on the year occurring after the seventh anniversary of the date the applicable Licensed Center opens to the public.

Exceptions to standard royalty:

•       where SeaWorld Licensed Merchandise bears or incorporates elements of third party licensed properties, the standard royalty rate shall be pro-rated to reflect the ratio of co-branding, but in any event shall be no less than 50% of the standard royalty rate; and

•       where revenue is derived from a sponsorship, if a portion of the sponsorship revenue from such sponsorship is to be used for capital expenditures in the Licensed Center, then 30% of the total relevant sponsorship revenue from such sponsorship, shall be excluded from the calculation of Revenues. The Parties acknowledge that further discussion is required as to whether all of such 30% must be utilized for capital expenditure.

Minimum royalty amount of $150,000 per Licensed Center per year from date the Licensed Center is open.

17.	Consulting / Design Fee

Fees payable in consideration for the support to be provided by SeaWorld and in respect of SeaWorld’s grant of exclusivity rights shall be discussed at the time the Parties enter into the Center License Agreement.

SeaWorld shall receive an annual travel stipend (as agreed between the Parties) to cover international and domestic travel with respect to the Licensed Centers. To the extent agreed, SeaWorld shall be reimbursed for travel costs over and above the travel stipend (including if SeaWorld is required to make more than 8 international trips per year). ZH is otherwise responsible for all other third party costs incurred by SeaWorld.

18.	Termination, etc.

Customary termination trigger events to be included (material breach after reasonable opportunity to cure, insolvency or dissolution, failure of IP protection, cross-termination, etc.). Upon termination not due to the default of ZH, ZH will be given a reasonable period of time to repurpose the Licensed Center.

Upon termination or expiry, ZH shall cease all use or exploitation of the SeaWorld’s IPR and confidential information any Licensed Center name (to the extent SeaWorld owns all or part of such name or ZH has agreed to abandon such name such name) provided that in no event shall ZH be obligated to remove any facility or structural items, or any machinery or equipment, as long as such facility, structure item, machinery or equipment is not itself a SeaWorld IPR.

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CONFIDENTIAL	CENTER CONCEPT & PRELIMINARY DESIGN SUPPORT AGREEMENT EXECUTION VERSION

19.	Assignment; Change of Control	Assignment and change of control consistent with the principles applicable to the CC&PDSA, subject to further refinement by mutual agreement.

20.	Governing Law	Hong Kong law.

21.	Dispute Resolution	Arbitration in Hong Kong administered by the Hong Kong International Arbitration Centre under the HKIAC Arbitration Rules.

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